Exhibit (b)-(1)

Commitment Letter

STRICTLY Private and confidential

SOLID UNION LIMITED
Codan Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive,

PO Box 12681, Grand Cayman, KY1-1111

Attention: Li Xiting

November 3, 2015

Dear Sirs:

SOLID UNION LIMITED (“you” or the “Borrower”) has advised BANK OF CHINA LIMITED MACAU BRANCH (“Bank of China”) and PING AN BANK CO., LTD. (together “we”, “us” or the “Mandated Lead Arrangers”) that you intend to acquire, through a single-step merger (the “Merger”) with MINDRAY MEDICAL INTERNATIONAL LIMITED (the “Target”), all of the outstanding share capital of the Target.

In connection with the Merger, we understand that you wish to obtain a senior secured term loan facility (the “Facility” and, together with the Merger, the “Transactions”) in an aggregate principal amount of up to US$2,050,000,000 comprising (a) tranche A commitments in the aggregate principal amount of up to US$650,000,000; and (b) tranche B commitments in the aggregate principal amount of up to US$1,400,000,000, in each case to (i) fund in part the purchase price for the Merger and debt service reserve obligations relating to the Facility; and (ii) to pay related fees and expenses of the Transactions.

This letter (“this Commitment Letter”) is to be read together with the term sheet attached hereto as Appendix A (the “Term Sheet”, and together with this Commitment Letter and the fee letter (the “Fee Letter”) separately delivered by us to you on the date of this Commitment Letter, the “Commitment Documents”). Each capitalised term defined in the Term Sheet, unless otherwise defined in this Commitment Letter, has the same meaning when used in this Commitment Letter.

1.	Commitment

The Mandated Lead Arrangers are pleased to confirm their agreement to provide the full amount of the Facility in an aggregate principal amount of US$2,050,000,000 (comprising (a) tranche A commitments in the aggregate principal amount of up to US$650,000,000 and (b) tranche B commitments in the aggregate principal amount of up to US$1,400,000,000) upon the terms and subject to the conditions set out or referred to in Commitment Documents and in the several portions set out in Appendix B (such respective commitments by the Mandated Lead Arrangers, the “Commitments”).

In addition Bank of China Limited Macau Branch confirms that it has agreed to act as Facility Agent and Security Agent in respect of the Facility.

2.	Exclusivity

2.1	Unless and until this Commitment Letter terminates in accordance with the terms of this Commitment Letter, you shall ensure that no member of the Group will appoint, or award any title to, any third party in connection with arranging, underwriting and/or providing all or any part of the Facility or any other financing of the Merger without our prior written consent.

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2.2	Except as otherwise provided in the Commitment Documents, no fees or compensation in connection with the Facility or any other financing of the Merger shall be payable to anyone without our prior written consent.

3.	Information

3.1	You hereby represent and covenant that:

(a)	all written information concerning the Group and the Target Group (other than any financial projections (the “Projections”), other forward-looking information and information of a general economic or industry-specific nature) that has been or will be made available to the Mandated Lead Arrangers by or on your behalf in connection with the transactions contemplated hereby (the “Information”), when furnished to us, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time); and

(b)	the Projections have been or will be prepared in good faith based upon assumptions the Borrower and the Sponsors believe to be reasonable at the time furnished to us (it being recognised by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realised, that actual results may differ from projected results and that such differences may be material).

3.2	Notwithstanding anything to the contrary contained in this Commitment Letter, none of the making of the representation under this paragraph 3, any supplement thereto, or the accuracy of any such representation shall constitute a condition precedent to the availability of the Facility, including, without limitation, under paragraph 4 (Conditions to Commitment) and paragraph 5 (Certain Funds) of this Commitment Letter, provided that we have, on or prior to the first utilisation of the Facility, received such duly executed reliance letters, in form and substance reasonably satisfactory to us, from such of your advisor(s) as specified in the Term Sheet.

4.	Conditions to Commitment

The obligations of the Mandated Lead Arrangers to provide the Facility under the Commitment Documents are subject to satisfaction of the following conditions:

(a)	execution of a mutually acceptable Facility Agreement and the other Finance Documents referred to in paragraphs 2 (Finance Documents) and 3 (Security) of Part 5 (Conditions Precedent) of the Term Sheet, reflecting the terms and conditions set out in the Term Sheet, by all parties thereto, in accordance with paragraph 6 (Facility Agreement) of this Commitment Letter;

(b)	satisfaction of all conditions precedent to the obligations of the Mandated Lead Arrangers set out in the Commitment Documents and the Facility Agreement; and

(c)	compliance by the Borrower in all material respects with the terms of the Commitment Documents,

and, upon satisfaction (or waiver by the Mandated Lead Arrangers in their sole discretion) of such conditions, the initial utilisation under the Facility shall occur in accordance with the terms of the Facility Agreement.

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5.	Certain Funds

5.1	The Commitments are made on a certain funds basis, as set out in the Term Sheet, during the Certain Funds Period. Accordingly, and notwithstanding anything to the contrary herein or in any other Commitment Document or the Facility Agreement, during the Certain Funds Period, the only conditions to utilisation of the Commitments are as expressly set out in paragraph 4 (Conditions to Commitment) of this Commitment Letter. None of the Commitment Documents, the Facility Agreement or the other Finance Documents shall contain any material adverse effect conditionality in respect of the Commitments.

5.2	Each of the Mandate Lead Arrangers confirms (in respect of itself) that:

(a)	its Commitment and the Facility have been approved by its credit committee and all other relevant internal bodies required to provide such Commitment, and it has completed all due diligence required by it;

(b)	it has completed all approvals processes and received all final internal approvals required to execute this Commitment Letter; and

(c)	it has completed and is satisfied with the results of all client identification procedures it is required to carry out in connection with making the Facility available in connection with the Merger in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements).

5.3	Each of the Mandated Lead Arrangers further confirms (in respect of itself) that the Merger Documents (each as at the date of this Commitment Letter) have been delivered to it, and in the forms delivered are (and subject to them remaining in substantially the same forms, or with such supplements or other modifications which, in the aggregate, do not materially and adversely affect the interests of the Mandated Lead Arrangers, when delivered in final form, will be) acceptable to it for the purposes of satisfying any of the conditions precedent in the Term Sheet which correspond to the Merger Documents.

5.4	If it becomes unlawful in any applicable jurisdiction for any of the Mandated Lead Arrangers to perform any of its respective obligations as contemplated by the Commitment Documents or to fund or maintain its respective participation under the Facility, that affected Mandated Lead Arranger shall:

(a)	promptly notify you upon becoming aware of the event; and

(b)	in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in its Commitment not being available including (but not limited to) transferring its rights and obligations under the Commitment Documents to one or more of its Affiliates, provided that that Mandated Lead Arranger shall not be obliged to take any such steps if, in its opinion (acting reasonably), to do so might be materially prejudicial to it.

5.5	The obligations of the Mandated Lead Arrangers are several and a failure by a Mandated Lead Arranger to perform its obligations under any of the Commitment Documents shall not affect the obligations of any other Mandated Lead Arranger. No Mandated Lead Arranger is responsible for the obligations of any other Mandated Lead Arranger.

6.	Facility Agreement

6.1	Each of the parties agrees to negotiate in good faith, to use reasonable best efforts and to allocate sufficient resources and personnel to ensure that the parties hereto shall enter into the Facility Agreement and the other Finance Documents, in all relevant capacities, as soon as reasonably practicable following countersigning of this Commitment Letter by the Borrower and in any event on or prior to the date falling nine months after the date of the executed Merger Agreement (or such later date as may be mutually agreed by the parties hereto (each party acting reasonably)) (the “Proposed Signing Date”), subject to:

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(a)	you signing and returning to us copies of the Commitment Documents; and

(b)	entry into the Merger Agreement by the parties thereto.

6.2	The parties’ undertaking above to negotiate in good faith, to use their reasonable best efforts and to allocate sufficient resources and personnel to ensure that they enter into the Facility Agreement and the other Finance Documents shall expire on the termination of this Commitment Letter.

6.3	If, despite good faith negotiation, the parties hereto are unable to agree on any term of the Facility Agreement by the Proposed Signing Date, such term will, to the extent comparable with respect to the Facility, be in the then current recommended form of Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions of the Loan Market Association (the “Precedent Facilities Agreement”) (subject to the specific terms of the Term Sheet), provided that where the Precedent Facilities Agreement contains a drafting option, is silent on a particular point or the provisions of the Precedent Facilities Agreement require more than minor or technical changes in order to be incorporated into the Facility Agreement, the relevant language shall be such option or language as is reasonably requested by the Mandated Lead Arrangers or, if the Mandated Lead Arrangers do not specify any option or language within five days of the date of a written request by you, such option or language reasonably requested by you.

7.	Indemnification

7.1	Whether or not the Finance Documents are signed, the Borrower shall, within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(a)	the use of proceeds of the Facility;

(b)	any Commitment Document or any Finance Document; and/or

(c)	the Commitments.

7.2	The Borrower shall not be liable under paragraph 7.1 of this Commitment Letter for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Commitment Document or any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

7.3	The Mandated Lead Arrangers shall have no duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 7.1 of this Commitment Letter.

7.4	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 7.1 of this Commitment Letter except, following the Borrower’s agreement to the Commitment Documents, for any such cost, expense, loss or liability incurred by the Borrower that results directly from any breach by that Indemnified Person of any Commitment Document or any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person. Notwithstanding the foregoing, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential losses or damages.

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7.5	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 7 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 19 (Governing Law) and 20 (Arbitration) of this Commitment Letter.

7.6	For the purposes of this paragraph 7, “Indemnified Person” means the Mandated Lead Arrangers, any of their respective Affiliates and each of their respective (or each of their respective Affiliates’) directors, officers, employees and agents.

7.7	On the date of the Facility Agreement, your obligations under this paragraph 7 shall terminate and be superseded by the relevant terms of the Facility Agreement and this paragraph 7 shall cease to have effect to the extent an equivalent indemnity is included in the Facility Agreement.

8.	Fees and Expenses; Payments

8.1	All fees shall be paid in accordance with the Fee Letter. It is expressly understood and acknowledged by the parties hereto that, subject to paragraph 8.2 of this Commitment Letter, no fees, costs or expenses will be required to be paid by you or any of your Affiliates under the Commitment Documents or the Facility Agreement in connection with the Facility unless and until the Closing Date occurs.

8.2	Whether or not the Finance Documents are signed, the Borrower shall, within five Business Days of demand by the Mandated Lead Arrangers, pay the Mandated Lead Arrangers (or their legal advisor(s)) the amount of all costs and expenses (including legal fees subject to such caps as agreed with the Mandated Lead Arrangers' legal advisor(s)) reasonably incurred by them in connection with the negotiation, preparation, printing and execution of the Commitment Documents and the Finance Documents.

8.3	All payments to be made under the Commitment Documents:

(a)	are non-refundable and non-creditable against other fees, costs and expenses payable in connection with the Facility;

(b)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arrangers shall notify to the Borrower;

(c)	shall be paid without any set-off, counterclaim, deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(d)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Borrower shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

9.	Confidentiality

9.1	The parties hereto acknowledge that the terms and conditions of the Commitment Documents are confidential and are not to be disclosed to or relied upon by anyone else, except that disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

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(a)	to the Target Group and the current direct or indirect owners and management of the Target Group or any of their Affiliates and their respective officers, directors, employees, investors and advisors or any of their Affiliates on a “need to know” and confidential basis for purposes of the Merger;

(b)	to the Borrower’s, any Buyer Group Member’s, the Mandated Lead Arrangers', or to any of their or their Affiliates’ respective officers, directors, employees, investors and advisors on a “need to know” and confidential basis for purposes of the Merger; or

(c)	to anyone else to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange and the US Securities and Exchange Commission).

9.2	Notwithstanding anything to the contrary in any Commitment Document, on the date of the Facility Agreement, the provisions of this paragraph 9 shall automatically terminate and be superseded by the terms of the Facility Agreement.

9.3	For the avoidance of doubt, the provisions of this paragraph 9 do not supersede any other confidentiality or non-disclosure agreement or undertaking by any of us or our respective Affiliates or our or their respective representatives in favour of any Buyer Group Member, the Target or any of their respective Affiliates (whether directly or indirectly through a back-to-back or similar agreement).

10.	No Announcements

Each of the parties hereto shall not make, and shall cause each of its Affiliates not to make, any public announcement regarding any Transaction without the prior consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange or the US Securities and Exchange Commission).

11.	No Assignment

No party hereto may assign or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of the other parties.

12.	Offer Period

Our offer with respect to the Commitments on the terms and conditions as set out in the Commitment Documents shall remain in effect until 5:00 p.m. (Beijing time) on the tenth (10th) Business Day after the date on which this Commitment Letter signed by each of the Mandated Lead Arrangers is delivered to the Borrower, at which time it will automatically expire unless before then we have received your written agreement to each Commitment Document or this offer is extended by us in writing.

13.	Termination

13.1	Subject to paragraphs 13.3 and 14 (Survival) of this Commitment Letter:

(a)	we may, by written notice to you, terminate our obligations under the Commitment Documents on the earlier of:

(i)	the date falling 15 months from the date of this Commitment Letter (or such later date as we agree in our sole discretion), if and only if the Closing Date does not occur on or prior to such date; and

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(ii)	the date on which you notify us in accordance with paragraph (b) below that you have withdrawn your offer for the Target Shares or you have otherwise abandoned or terminated the Merger;

(b)	you may, by written notice to us, terminate your obligations under the Commitment Documents if you withdraw your offer for the Target Shares or otherwise abandon or terminate the Merger.

13.2	You shall promptly notify the Mandated Lead Arrangers of any decision to withdraw your offer for the Target Shares or otherwise abandon or terminate the Merger.

13.3	Subject to paragraph 14 (Survival), this Commitment Letter shall automatically terminate on the date of the Facility Agreement.

14.	Survival

14.1	The terms of paragraph 1 (Commitment) to paragraph 3 (Information), paragraph 5 (Certain Funds), paragraph 8 (Fees and Expenses; Payments), paragraph 10 (No Announcements), paragraph 11 (No Assignment) and this paragraph 14 to paragraph 21 (Integration) inclusive of this Commitment Letter shall survive and continue after the date of the Facility Agreement.

14.2	Without prejudice to paragraph 14.1 of this Commitment Letter, paragraph 8 (Fees and Expenses) to paragraph 20 (Arbitration) inclusive shall survive and continue after any termination or expiry of any Commitment Document, whether as a result of paragraph 13 (Termination) or otherwise.

15.	Amendments

No waiver or amendment of any provision of any Commitment Document shall be effective unless it is in writing and signed by the parties hereto.

16.	Third Party Rights

16.1	Unless expressly provided to the contrary in this Commitment Letter, a person who is not a party to this Commitment Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

16.2	Notwithstanding any term of this Commitment Letter, the consent of any person who is not a party to this Commitment Letter is not required to rescind or vary this Commitment Letter at any time.

17.	Counterparts

17.1	Each Commitment Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of such Commitment Document.

17.2	Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or in electronic format (e.g., “.pdf” or “.tif”) is equally as effective as delivery of an original executed counterpart of this Commitment Letter.

18.	Notices

18.1	Any communication to be made under or in connection with any Commitment Document shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

18.2	Notices and communications to be given to the Borrower shall be sent to:

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Name:	Solid Union Limited

Address:	Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive, PO Box 12681, Grand Cayman, KY1-1111
Attention:	Li Xiting

Fax:	+8675526582680
Email:	solidunion@163.com

18.3	Notices and communications to be given to the Mandated Lead Arrangers shall be sent to each of:

Name:	Bank of China Limited Macau Branch
Address:	Bank of China Building, Avenida Doutor Mario Soares Macau
Attention:	Tony Li Fang
Fax:	+853 8792 1176
Email:	li_fang@bocmacau.com

Name:	Ping An Bank Co., Ltd., Offshore Banking Department
Address:	11/F, No.5047, Shennan East Road Shenzhen, Guangdong Province People’s Republic of China
Attention:	Vincent Xian (冼文翔)
Fax:	+86 755 8208 1087
Email:	xianwenxiang443@pingan.com.cn

19.	Governing Law

This Commitment Letter and the arbitration agreement at paragraph 20 (Arbitration) of this Commitment Letter, including any non-contractual obligations arising out of or in connection with this Commitment Letter, are governed by, and shall be construed in accordance with, English law.

20.	Arbitration

20.1	Each of the parties hereto agrees that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Commitment Letter (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Commitment Letter) (a “Dispute”), shall be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules of Arbitration in force at the date of this Commitment Letter and as modified by this paragraph 20, which Rules shall be deemed incorporated into this paragraph 20. The number of arbitrators shall be three, one of whom shall be nominated by the claimant, one by the respondent and the third of whom, who shall act as president, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within 30 days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by HKIAC. The parties hereto may nominate, and the HKIAC may appoint, arbitrators from among the nationals of any country, whether or not a party hereto is a national of that country. The seat of arbitration shall be Hong Kong and the language of arbitration shall be English. The hearings shall be held in Hong Kong or any other location that the arbitral tribunal may, after having consulted with the parties hereto, determine to be convenient.

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20.2	The Borrower agrees that any award made pursuant to paragraph 20.1 of this Commitment Letter in relation to a Dispute may be enforced by a tribunal in the jurisdiction of which the Borrower is or may be subject to an arbitration. To the extent that the Borrower may in any jurisdiction claim for itself or its assets, property or revenues (irrespective of their use or intended use) immunity from jurisdiction, suit, enforcement, execution, attachment (whether in aid of execution, before the making of a judgment or award or otherwise) or other legal process, including in relation to the enforcement of any arbitration award, and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Borrower or its assets, property or revenues, the Borrower agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

21.	Integration

21.1	The Commitment Documents form the entire agreement between the parties hereto as to the Facility and replace any previous oral or written understanding or agreement in relation to the Facility or the financing of the Merger.

21.2	Each of the parties hereto agrees that each of the Commitment Documents is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in the Commitment Documents, the Commitment is subject only to the conditions set forth in paragraph 4 (Conditions to Commitment) of this Commitment Letter.

If you agree to the above, please sign, date and return to us the enclosed copies of this Commitment Letter and the Fee Letter separately delivered by us to you on the date of this Commitment Letter. We look forward to working with you on this transaction.

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Yours faithfully,

BANK OF CHINA LIMITED MACAU BRANCH

as Mandated Lead Arranger

By: /s/ Wu Jianpeng

Name: Wu Jianpeng

Title: Deputy General Manager

PING AN BANK CO., LTD.

as Mandated Lead Arranger

By: /s/ Song Junping

Name: Song Junping

Title: Manager of offshore Banking Department

Signature Page to the Commitment Letter

We agree to the terms set out above.

SOLID UNION LIMITED

as the Borrower

By: /s/ Xiting Li

Name: Xiting Li

Title: Director

Date: November 3, 2015

Signature Page to the Commitment Letter

Appendix A

Term Sheet

A-1

MINDRAY

SENIOR SECURED BANK FACILITY TERM SHEET

PART 1

FACILITY

1.	Facility:	Term loan facility.

2.	Facility Amount:	Up to US$2,050 million term loan facility, whose commitments are to be utilised in the following tranches:

Tranche A commitment: US$650 million.

Tranche B commitment: US$1,400 million.

Provided that the total Facility Amount shall not in any event exceed 61.5 per cent of the valuation of Target based on the Per Share Merger Consideration (of US$28.00) and the Per ADS Merger Consideration (of US$28.00) referred to in the Acquisition Agreement and valuing all Company Options, Restricted Shares and RSUs in the manner provided for in the Acquisition Agreement.

3.	Currency:	The Facility is to be drawn down in US dollars.

4.	“Acquisition” or “Merger”:	The acquisition of all the shares in the Target to be effected through a single-step merger between the Borrower and the Target pursuant to a merger agreement entered into between Parent, the Borrower and the Target (the “Acquisition Agreement” or the “Merger Agreement”), with the Target being the surviving entity of the Merger.

5.	Holdco:	Supreme Union Limited, a special purpose vehicle incorporated in the Cayman Islands which is wholly-owned, directly or indirectly, by the Sponsors and persons acting in concert with the Sponsors (through the Holdco Shareholders).

6.	Parent:	Excelsior Union Limited, a special purpose vehicle incorporated in the Cayman Islands which is wholly-owned, directly, by Holdco.

7.	Borrower:	Solid Union Limited, a special purpose vehicle incorporated in the Cayman Islands which is wholly-owned, directly, by Parent. Pursuant to the Merger, the Target will become the Borrower on and from the Closing Date.

8.	Target:	Mindray Medical International Limited, a company incorporated in the Cayman Islands and listed on the New York Stock Exchange under the ticker symbol “MR”.

9.	Sponsors:	Each of Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe.

10.	Holdco Shareholders:	The special purpose vehicles, each controlled by one of the Sponsors and/or persons acting in concert with the Sponsors (and each incorporated in the BVI or the Cayman Islands), through which the Sponsors and such persons will hold their shares in Holdco.

11.	Offshore ESOP Entity:	The entity (or entities) to be established in the Cayman Islands through which the offshore ESOP to be established for management and other employees of the Target Group will hold shares in Holdco.

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12.	Onshore ESOP Entity:	The entity (or entities) to be established in the PRC through which the onshore ESOP to be established for management and other employees of the Target Group will hold shares in Shenzhen Mindray.

13.	Buyer Group Members:	The Sponsors, the Holdco Shareholders, the Offshore ESOP Entity, Holdco, Parent and the Borrower.

14.	MR Holdings:	MR Holdings (HK) Limited, a company incorporated in Hong Kong which is wholly-owned by the Target.

15.	MR Investments:	MR Investments (HK) Limited, a company incorporated in Hong Kong which is wholly-owned by the Target.

16.	Mindray DS USA:	Mindray DS USA, Inc., a company incorporated in the State of Delaware which is wholly-owned by Mindray Medical Netherlands B.V., a company incorporated in the Netherlands which is wholly-owned by MR Investments.

17.	Shenzhen Mindray:	Shenzhen Mindray Bio-Medical Electronics Co., Ltd, a company incorporated in the PRC whose equity interests are owned as to approximately 11.08% and 88.9% by MR Holdings and MR Investments, respectively.

18.	Nanjing Mindray:	Nanjing Mindray Bio-Medical Electronics Co., Ltd., a company incorporated in the PRC which is wholly-owned by MR Holdings.

19.	Mandated Lead Arrangers:	Bank of China Limited Macau Branch and Ping An Bank Co., Ltd.

20.	Ranking:	At least pari passu with all other unsecured and unsubordinated obligations of the Borrower.

21.	Lenders:	The Mandated Lead Arrangers and any other bank(s) or other financial institution(s) who become lenders in accordance with the Facility Agreement.

22.	Final Maturity Date:	7 years from the Utilisation Date.

23.	Purpose:	To: (i) finance part of the Merger Consideration; (ii) fund the Required DSRA Balance; and (iii) finance the payment of fees, costs and expenses related to the Acquisition and the Facility.

24.	Availability Period:	Subject to Certain Funds set forth below, the Availability Period should run from and including the date of the Facility Agreement which shall be no earlier than the date of the Acquisition Agreement (the "Agreement Date") until the earlier of: (i) the date falling 12 months after the date of the Acquisition Agreement; and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

Any amount of the Facility which is unutilised at the expiry of the Availability Period will be automatically cancelled.

25.	Repayment:	All loans drawn under Tranche A and Tranche B are to be repaid in annual instalments in accordance with the following repayment schedule (each a “Repayment Date”).

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Tranche A
Repayment Date
(Number of months from the	Repayment amount
Utilisation Date)	(US$)
24	650 million

Tranche B
Repayment Dates (Number of	Repayment amount
months from the Utilisation Date)	(US$)
36	250 million
48	250 million
60	300 million
72	300 million
84	300 million

Amounts repaid or prepaid under the Facility shall not be available for reborrowing.

If any Tranche is not drawn in full each of the above repayment instalments relating to that Tranche shall be reduced proportionately.

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PART 2

PRICING

26.	Upfront Fee:	As agreed in the fee letter between the Mandated Lead Arrangers and the Borrower (the “Fee Letter”).

The Upfront Fee is non-refundable in all circumstances.

The Upfront Fee shall not be payable unless and until the initial drawdown under the Facility occurs on the Utilisation Date.

27.	Fee Arrangements:	No fees of any kind or reimbursement of transaction expenses will be payable if the Closing Date does not occur (other than reasonably incurred legal costs up to an agreed cap).

28.	Margin:	As separately agreed in the Fee Letter between the Mandated Lead Arrangers and the Borrower.

29.	Interest on Loans:	The aggregate of the applicable (i) LIBOR; and (ii) Margin.

30.	Interest Periods:	3 months.

31.	Payment of Interest:	Interest is payable on the last day of each Interest Period.

32.	Default Interest:	Default interest will be payable on any overdue amounts at a rate which is 2% per annum above the applicable interest rate.

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PART 3

OTHER TERMS

33.	Documentation:	The Facility will be made available under a facility agreement (the “Facility Agreement”) in form and substance satisfactory to the Mandated Lead Arrangers and the Borrower (which terms shall include, without limitation, materiality thresholds, baskets, exceptions, qualifications and grace periods).

The Facility Agreement will be negotiated in good faith consistent with this Term Sheet and shall be negotiated taking into account (a) the operational requirements of the Borrower and the Group (after giving effect to the Acquisition) in light of their capitalisation, size, business, industry and business practices and proposed business plans and operations; (b) the agreed Base Case model; and (c) similar facilities in relevant markets. The Documentation Bank’s counsel will draft the Facility Agreement using the current recommended form of Senior Multicurrency Term and Revolving Facilities Agreement for leveraged acquisition finance transactions of the Loan Market Association (“LMA”) as a base (the governing law shall remain as English law and disputes shall be settled in accordance with the Rules of the HKIAC).

“Finance Documents” will include the Facility Agreement, an intercreditor agreement (the “Intercreditor Agreement”) which will be negotiated in good faith and on terms to be agreed between the Borrower and the Mandated Lead Arrangers, taking into account the factors listed in sub-paragraphs (a) to (c) of the previous paragraph (and provided that no Onshore Group Member shall be required at any time to become party to, or accede to, the Intercreditor Agreement), documentation relating to Transaction Security (“Transaction Security Documents”), the Fee Letter, the Commitment Letter and an undertaking letter (the “Undertaking Letter”) to be entered into by the Security Agent with the Sponsors pursuant to which the Sponsors will undertake (w) certain obligations with respect to control of Shenzhen Mindray after the Merger Effective Time, (x) that (save as required or permitted by the Finance Documents or the Merger Documents (or as otherwise agreed with the Majority Lenders)) they will procure that the Holdco Shareholders, the Offshore ESOP Entity and Holdco will not provide any guarantee, in favour of any other third party or create any Security or Quasi-Security over any of their assets (including shares of Holdco) in favour of any third party or transfer or otherwise dispose any of their respective assets except that the Holdco Shareholders, the Offshore ESOP Entity and Holdco may dispose of any Equity Interests owned by them to the extent that such disposal would not result in a Change of Control, and (y) that they will not take any action that would prejudice the interest of the Target Group and the Lenders.

34.	Utilisation Date:	The date on which the Facility is utilised.

35.	Closing Date:	The date on which the Acquisition is consummated, being the date (Cayman Islands time) on which the Effective Time (as defined in the Merger Agreement) occurs.

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36.	Facility Agent/ Documentation Bank:	Bank of China Limited Macau Branch

37.	Security Agent:	Bank of China Limited Macau Branch

38.	Group:	Borrower and its subsidiaries from time to time (each, a “Group Member”), including, after the Merger, the Target Group. The term the “Group” shall at all times include Shenzhen Mindray and its subsidiaries from time to time even if Shenzhen Mindray is no longer a subsidiary of the Borrower.

39.	Target Group:	Target and its subsidiaries from time to time (each a “Target Group Member”).

40.	Offshore Group:	Members of the Group that are established outside the PRC (each an “Offshore Group Member”).

41.	Onshore Group:	Members of the Group that are established in the PRC (each an “Onshore Group Member”).

“PRC” means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

42.	Guarantors:	With effect from the date of the Facility Agreement

Parent and Holdco.

After the Closing Date and on or before a deadline to be agreed

MR Holdings, MR Investments and Mindray DS USA.

After the Closing Date and within 21 days of the relevant Offshore Group Member becoming a Material Subsidiary

Subject to the Security Principles, all Offshore Group Members who become Material Subsidiaries.

43.	Guarantee Obligations:	Irrevocable and unconditional guarantees will be provided by the Guarantors on a joint and several basis for all the amounts due under the Facility.

44.	Material Subsidiary:	Any Group Member whose unconsolidated net assets or revenue constitute 5% or more of the consolidated net assets or revenue of the Group (such calculation to be tested annually by reference to the pro forma financial statements of the Group as at 31 December in each year referred to in "Financial Covenants" below taking into account any adjustments necessary to reflect any acquisitions and disposals and establishment of members of the Group since the applicable financial statements of the Group).

45.	Original Obligors:	The Borrower, Parent and Holdco.

46.	Obligors:	The Borrower and the Guarantors.

47.	Additional Obligors:	A mechanism will be included in the Facility Agreement (i) to enable any Offshore Group Member to accede as a Guarantor and (ii) after the Closing Date, to require any Offshore Group Member which becomes a Material Subsidiary to accede as a Guarantor within 30 days of it becoming a Material Subsidiary.

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A mechanism (including prior notice, reasonable details of the relevant disposal and, where the assets to be disposed of are subject to Transaction Security, an agreed appraisal procedure) will also be included to enable a Guarantor to resign for so long as no Default is continuing, the relevant Guarantor is being disposed of pursuant to a Permitted Disposal and ceases to be a Group Member as a result of such disposal and the proceeds of disposal are applied towards mandatory prepayment of the Facility to the extent (if any) required under the Facility Agreement.

48.	Finance Parties:	The Lenders, the Facility Agent, the Security Agent and the Mandated Lead Arrangers.

49.	Transaction Security:	The Facility shall initially be secured by first ranking security to be provided to the extent possible, subject to the security principles (the “Security Principles”) to be agreed and detailed in the Facility Agreement, as follows:

1.	To be provided prior to the Utilisation Date

(a)	Guarantee provided by Parent and Holdco ;

(b)	Debenture over all assets of Parent (to include a Share charge over 100% of the Equity Interests in the Borrower held by Parent) and Debenture over all assets of Holdco;

(c)	Share charge over 100% of the equity interests in Parent granted by Holdco;

(d)	Debenture over all the assets of the Borrower (including bank accounts) (but excluding such shares as are excluded in 2(b) (below));

In addition:

(e)	each of the shareholders in Holdco will covenant not to create any security (negative pledge) over their shares in Holdco; and

(f)	Holdco will covenant not to create any security (negative pledge) over its shares in Parent (other than pursuant to (b) and (c) above).

2.	To be provided as soon as reasonably practicable and in any event within an agreed timeframe after the Closing Date

(a)	Share charge over 100% of the equity interests in the Target granted by Parent;

(b)	Debenture over all the assets of the Target (including bank accounts) save that the Target will not create security over its shares in any company which is not a Material Subsidiary (and such shares shall be excluded from the Debenture);

(c)	Share charge over 100% of the equity interests in Mindray DS USA and MR Investments;

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(d)	Guarantee provided by MR Holdings, Mindray DS USA and MR Investments;

(e)	Share charges over 100% of the Equity Interests held by the Group in any Material Subsidiary which is both an Offshore Group Member and a Guarantor; and

(f)	Equity pledge(s) over 100% of the Equity Interests in the first-tier WFOEs (including, but not limited to, Shenzhen Mindray and Nanjing Mindray) held by those shareholders which are Offshore Group Members.

Once the Permitted Transactions occur the security package will change and the Borrower will procure the execution of all new security envisaged to be provided by the Permitted Transactions and the Finance Parties will release all security envisaged to be released by the Permitted Transactions.

50.	Certain Funds Period:	The period from the date of the Facility Agreement to and including the earlier of (a) the last day of the Availability Period; and (b) the Utilisation Date.

51.	Certain Funds Utilisation:	The utilisation under the Facility to be made during the Certain Funds Period.

52.	Certain Funds:	During the Certain Funds Period, unless any Major Representation is untrue in any material respect or any Major Default is continuing and subject to (a) the satisfaction (or waiver by the Facility Agent) of the Conditions Precedent and (b) the provisions on “Illegality”, no Lender shall be entitled to (i) cancel any of its commitments under the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation; (ii) rescind, terminate or cancel the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation; (iii) refuse to participate in the making of any Certain Funds Utilisation; (iv) exercise any right of set-off or counterclaim in respect of a Certain Funds Utilisation or exercise any rights under any of the Transaction Security Documents (in each case) to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation, or (v) cancel, accelerate or cause the repayment of any Loans under the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation, in each case other than pursuant to any voluntary reduction or cancellation of the Facility by the Borrower.

For such purposes:

“Major Representation” means a representation insofar as it relates to Parent, the Borrower, the Target, MR Holdings, MR Investments and Mindray DS USA under any of paragraphs (a) (status), (b) (binding obligations), (c) (non-conflict), (d) (power and authority), (e) (validity and admissibility in evidence), (g) (insolvency), (t) (ranking), (v) (legal and beneficial ownership), (w) (shares subject to security), (x) (merger documents); (bb) (pari passu status), (cc) (holding companies), (dd) (anti-money laundering) and (ee) (anti-terrorism laws and regulations) of the section entitled “Representations” in this Term Sheet.

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“Major Default” means any Default relating to:

		(a)	any breach of any Major Representation;

		(b)	any breach by either of Parent or Borrower only (but, for the avoidance of doubt, not including any undertaking with respect to any Target Group Member) of any undertakings set out in paragraphs (e) (restrictions on merger), (g) (restrictions on acquisitions), (h) (restrictions on joint ventures), (i) (restrictions on holding company activities), (k) (ranking), (m) (negative pledge), (n) (restrictions on disposals), (p) (restrictions on loans or credit), (q) (restrictions on guarantees), (r) (restrictions on dividends), (s) (financial indebtedness), (z) (merger documents) and (gg) (sanctions, anti-money laundering) (inclusive) of the section entitled “General Undertakings” in this Term Sheet (each a “Major Undertaking”);

		(c)	any of paragraphs (a) (non-payment), (e) (insolvency), (f) (insolvency proceedings), (g) (creditors’ process), (h) (unlawfulness and invalidity), (l) (Expropriation) and/or (m) (repudiation) of the section entitled “Events of Default” in this Term Sheet, in each case insofar as such Events of Default relate only to Parent or the Borrower (and not to any Target Group Member) and in the case of paragraph (m) (repudiation) of the section entitled “Events of Default” only insofar as such paragraph relates to any Finance Document; and

		(d)	the occurrence of any event or circumstances permitting Parent or the Borrower to terminate its obligations under the Merger Documents.

53.	Prepayment and Cancellation:	(a)	Illegality

A Lender’s commitments in respect of the Facility shall be cancelled, and its share of all loans utilised under the Facility shall be prepaid, in the event of illegality affecting that Lender.

		(b)	Voluntary Cancellation

Subject to a minimum amount and multiples to be agreed, and also subject to satisfactory evidence that sufficient funds are available to otherwise complete the Merger, the Borrower may, on not less than 10 Business Days’ prior notice, cancel the whole or any part of the unutilised amount for the Facility.

Amounts cancelled cannot be reinstated.

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(c)	Voluntary Prepayment

Subject to a minimum amount and multiples to be agreed, the Facility may be prepaid at any time after the last day of the Availability Period in whole or in part on not less than 10 Business Days’ prior notice without penalty, but subject to payment of break funding costs in the event of any prepayment made otherwise than on the last day of an Interest Period.

(d)	Change of Control

The commitments of each of the Lenders in respect of the Facility shall be cancelled and all loans utilised under the Facility shall be prepaid in the event of a Change of Control.

“Change of Control” means:

At any time before the Merger Effective Time, the Sponsors and parties acting in concert with the Sponsors cease to beneficially own (directly or indirectly) in the aggregate 100% of the shares of (a) Holdco, (b) Parent and (c) the Borrower;

At any time after the Merger Effective Time but before the Permitted IPO, the Sponsors and parties acting in concert with the Sponsors cease to beneficially own (directly or indirectly) in the aggregate at least 51% of the equity interests of Shenzhen Mindray; or

At any time after the Permitted IPO, the group of persons comprising the Sponsors and parties acting in concert with the Sponsors ceases (directly or indirectly) to be the single largest equity-holder of Shenzhen Mindray.

(e)	Permitted Transactions

Loan(s) utilised under the Facility shall be prepaid as (and to the extent) contemplated by the Permitted Transactions.

(f)	Increased Costs, Tax Gross-Up and Tax Indemnity

The Borrower may cancel the commitment of and prepay and replace any Lender that makes a claim under these provisions.

(g)	Disposal Proceeds

From and including the Utilisation Date under the Facility (and excluding any disposal to any Group Member and any disposal envisaged by the Permitted Transactions), if a Group Member disposes of any asset or business (other than any disposal in the ordinary course of trading and any other disposals to be agreed) then to the extent that the aggregate proceeds of all such disposals (net of reasonable disposal costs and expenses and all taxes incurred and required to be paid in respect of such disposal and excluding any proceeds which will be applied towards replacement or reinstatement within 9 months) exceeds US$100 million, if the Majority Lenders so require, the Agent by no less than 30 Business Days' notice to the Borrower may require prepayment of the Loans under the Facility in an amount no greater than the excess of the aggregate of all such net disposal proceeds above US$100 million, save that where any of such disposal proceeds are realised in the PRC such disposal proceeds shall not be taken into account for the purposes of this provision until (and then only to the extent that) the Group is able to remit such disposal proceeds out of the PRC (which it will take all reasonable steps to do).

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(h)	Capital market issue

Forty (40) per cent. of the net proceeds of the issue of any public or private bond or other capital market instrument or of any issue, sale or public offering of any equity security (including any preference share or initial public offering) by (i) the Parent, (ii) the Borrower, or (iii) any of the other Obligors, shall within 15 Business Days of receipt of the proceeds, be applied towards prepayment of the Facility.

(i)	General

Any amount prepaid may not be redrawn.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

54.	Application of Prepayment Proceeds:	Voluntary prepayments shall be applied against such loan repayment instalments as the Borrower elects.

Mandatory prepayments will be applied against loan repayment instalments in chronological order.

55.	Representations:	Each Obligor in respect of itself (and where applicable, in respect of the Group) will make only the representations set out below (subject to such materiality, knowledge and other customary qualifications and exceptions as may be agreed, and consistent with the Certain Funds and Clean Up Period principles set out in this Term Sheet):

(a)	status;

(b)	binding obligations, subject to legal reservations and perfection requirements (that are not overdue)

(c)	non-conflict with:

(i)	any applicable law or regulation in any material respect;

(ii)	its constitutional documents; or

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(iii)	any other agreement or instrument to an extent which has or would reasonably be expected to have a Material Adverse Effect;

(d)	power and authority;

(e)	validity and admissibility in evidence, subject to legal reservations and perfection requirements (that are not overdue);

(f)	governing law and enforcement, subject to legal reservations;

(g)	insolvency or insolvency proceedings;

(h)	no filing or stamp taxes;

(i)	no deduction of tax;

(j)	(i) no Event of Default is continuing; and (ii) no default is outstanding under any other document which is binding on it or any other member of the Group which has or would reasonably be expected to have a Material Adverse Effect;

(k)	no misleading information;

(l)	the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied;

(m)	the Original Financial Statements give a true and fair view of the financial condition and results of operations of the Target Group as at the date of the Original Financial Statements and during the period to which such Original Financial Statements relate;

(n)	the most recent financial statements delivered:

(i)	have been prepared in accordance with the Accounting Principles; and

(ii)	give a true and fair view of (if audited) or fairly represent in all material respects the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments;

(o)	no proceedings pending or threatened which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(p)	no breach of laws which has or would reasonably be expected to have a Material Adverse Effect;

(q)	no breach of environmental laws, and no environmental claims, which has or would reasonably be expected to have a Material Adverse Effect;

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(r)	taxation - no Group Member is materially overdue (taking into account any extension or grace period) in filing its tax returns, or is overdue in payment of taxes (except where (i) such payment is being contested in good faith and adequate reserves are being maintained for those taxes and (ii) failure to pay the taxes being contested does not have and is not reasonably likely to have a Material Adverse Effect) (subject to certain exceptions to be agreed in the Facility Agreement);

(s)	no Financial Indebtedness other than Permitted Financial Indebtedness;

(t)	ranking - subject to legal reservations and any perfection requirements not overdue, the Transaction Security has the priority which it is expressed to have;

(u)	good title to assets;

(v)	legal and beneficial ownership of the assets charged under the Transaction Security Documents;

(w)	shares subject to Transaction Security (fully paid up and non-assessable, no restriction on transfer upon enforcement of the Transaction Security);

(x)	Merger Documents - the Merger Documents provided to the Mandated Lead Arrangers contain all the material terms of the Acquisition; Obligors not aware of any breach or default thereunder as at date of Commitment Letter (or thereafter to an extent that would entitle Parent/Borrower not to proceed with the Acquisition); no amendment/waiver/adverse consent thereunder (which would reasonably be expected to be materially adverse to the interests of the Lenders) and no termination;

(y)	(with respect to the Target Group, so far as each Obligor is aware) the Group structure chart shows all Group members and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects (in each case assuming completion of the Acquisition);

(z)	accounting reference date;

(aa)	intellectual property rights subject to Material Adverse Effect qualifier;

(bb)	pari passu status of payment obligations (except for obligations mandatorily preferred by law applicable to companies generally);

(cc)	Parent and Borrower are each holding companies, subject to permitted holding company activity;

(dd)	sanctions, anti-money laundering and anti-corruption laws and regulations;

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(ee)	anti-terrorism laws and regulations;

(ff)	Federal Reserve regulations;

(gg)	Pensions subject to Material Adverse Effect qualifier;

(hh)	no security interests or Financial Indebtedness other than Permitted Security and Permitted Financial Indebtedness; and

(ii)	no adverse consequences.

All representations will be given by the Obligors on the date of the Facility Agreement and on the Utilisation Date. Certain of the representations and warranties (to be agreed and set out in the Facility Agreement) shall be repeated on the first day of each Interest Period. A representation is made by reference to the circumstances then existing at the time it is given.

56.	Information Undertakings:	Borrower shall supply each of the following commencing on the Closing Date:

(a)	as soon as reasonably practicable but in any event within the earlier of (i) 120 days (or 150 days in the first Financial Year ending after the Closing Date) of the end of each of its Financial Years; and (ii) 5 days after such Annual Financial Statements become available, the audited consolidated financial statements of the Borrower and its subsidiaries for that Financial Year (each, “Annual Financial Statements”) together with a copy of the audited consolidated financial statements of Shenzhen Mindray and its subsidiaries for that Financial Year and the pro forma consolidated financial statements of the Borrower and its subsidiaries for that Financial Year (assuming that Shenzhen Mindray had remained a wholly-owned subsidiary of the Borrower throughout the applicable Relevant Period) referred to in Financial Covenants below;

(b)	as soon as reasonably practicable but in any event within the earlier of (i) 90 days of the end of the first six months of each of its Financial Years and (ii) 5 days after such Semi-annual Financial Statements become available, the consolidated unaudited financial statements of the Borrower and its subsidiaries for that semi-annual financial period (each, “Semi-annual Financial Statements”) together with the unaudited consolidated financial statements of Shenzhen Mindray and its subsidiaries for such six months and the pro forma consolidated financial statements of the Borrower and its subsidiaries for the twelve months ending at the end of such period of six months (assuming that Shenzhen Mindray had remained a wholly-owned subsidiary of the Borrower throughout the applicable Relevant Period) referred to in Financial Covenants below;

(c)	With each set of Annual Financial Statements and Semi-annual Financial Statements delivered pursuant to paragraphs (a) and (b) of this section, a compliance certificate signed by a director or the CFO of the Borrower and confirming compliance with the Financial Covenants and, only if delivered with the Annual Financial Statements, containing a list of the Material Subsidiaries (each such certificate, a “Compliance Certificate”);

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(d)	(promptly upon becoming aware of the same) details of any litigation, labour dispute, environmental claim, arbitration or administrative proceeding which if adversely determined would be reasonably likely to have a Material Adverse Effect;

(e)	details of any material non-compliance or breach of any Merger Document;

(f)	details of any event or circumstance that would give rise to a mandatory prepayment;

(g)	all information provided to its creditors generally (other than in the ordinary course of business and not relating to adverse circumstances) and all information required by law to be provided to its shareholders generally;

(h)	promptly on request of the Facility Agent, such further information regarding (a) the financial condition, assets and operations of the Group as the Facility Agent may reasonably request and (b) the assets subject to Transaction Security; and

(i)	on a quarterly basis, a certificate signed by an authorised signatory of the Borrower setting forth reasonable details of any acquisition, disposal, loan made or incurred, Financial Indebtedness, distribution or Restricted Payment, guarantee, joint venture investment, provision of security and issuance of shares which individually exceeds US$20 million and which the Group has made during such three-month period.

The Borrower shall promptly notify the Facility Agent of any default under the Finance Documents (each, a “Default”) which is continuing on it becoming aware of that Default and, following request by the Facility Agent, certify that no Default is continuing (or, if a Default is continuing, certify what steps are being taken to remedy such Default).

Provisions will be included relating to reconciliation and/or adjustment to financial statements on a change of accounting basis or reference date to give all parties comparable protection.

Customary undertakings relating to the provision by the Obligors of information reasonably requested for any “know your customer” checks required to be carried out by the Finance Parties shall be included.

The Borrower may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website subject to agreed parameters.

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57.	Financial Covenants:	The Financial Covenants shall be calculated based on pro forma consolidated financial statements of the Borrower and its subsidiaries (assuming that Shenzhen Mindray had remained a wholly-owned subsidiary of the Borrower throughout each “Relevant Period” (being each period of 12 months ending on 30 June and 31 December of each year)), to be tested in respect of each Relevant Period with the first Relevant Period being the 12 months ending on 31 December 2016.

a. Leverage Ratio (Consolidated net borrowings/Consolidated EBITDA) which shall not exceed the relevant ratio set forth below:

Year Ending	Ratio

31 December 2016	8.0:1

31 December 2017	7.0:1

31 December 2018	6.0:1

31 December 2019	5.0:1

31 December 2020	4.0:1

31 December 2021	4.0:1

31 December 2022	4.0:1

b. Interest Cover Ratio (Consolidated EBITDA/ Consolidated interest expense) which shall not be less than the relevant ratio set forth below:

Year Ending	Ratio

31 December 2016	2.0:1

31 December 2017	2.5:1

31 December 2018	3.0:1

31 December 2019	4.0:1

31 December 2020	4.0:1

31 December 2021	4.0:1

31 December 2022	4.0:1

For the purpose of calculating the Financial Covenants set out above, (i) “Consolidated net borrowings” shall be calculated on a consolidated basis for the Group and shall include bank borrowings, medium term notes and bonds but shall exclude Cash and Cash Equivalent and any financial indebtedness owed to any other members of the Group; and (ii) the Financial Covenants contained herein shall be calculated on a consolidated basis as if Shenzhen Mindray had remained a wholly-owned subsidiary of the Borrower throughout each Relevant Period.

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The shareholders of Parent or Shenzhen Mindray (as the case may be) will have the ability to, for not more than twice consecutively in any one year or five times in the aggregate, cure any breach of the Leverage Ratio Financial Covenant or the Interest Cover Ratio Financial Covenant set out above in relation to any Relevant Period by effecting an additional equity contribution or subordinated shareholder loan into Borrower in cash within 60 Business Days following the latest date by which the financial statements of the Borrower for that Relevant Period are required to be delivered under the Facility Agreement (“Equity Cure”).

A breach of the Leverage Ratio Financial Covenant set out above in relation to a Relevant Period shall be considered to be cured pursuant to the exercise of the Equity Cure if such covenant would have complied with the required ratio had such covenant been re-tested for that Relevant Period after giving effect to the fact that, for the purposes of calculating Leverage, Net Debt at the end of that Relevant Period shall be deemed to have been reduced by an amount equal to the net cash proceeds of such Equity Cure received by the Borrower after deducting applicable costs and taxes (“Net Equity Cure Proceeds”) (but with no increase to EBITDA by reference to such Net Equity Cure Proceeds).

A breach of the Interest Cover Ratio Financial Covenant set out above in relation to a Relevant Period shall be considered to be cured pursuant to the exercise of the Equity Cure if such covenant would have complied with the required ratio had such covenant been re-tested for that Relevant Period after giving effect to the fact that, for the purposes of calculating Consolidated interest expense, the aggregate outstanding amount of the Group’s indebtedness on which interest is payable as at each day throughout such Relevant Period shall be deemed to have been reduced by an amount equal to the Net Equity Proceeds, and Consolidated interest expense was re-calculated accordingly.

58.	General Undertakings:	Undertakings set out below (subject to such exceptions, materiality, grace periods, thresholds and other qualifications as may be agreed) in respect of each Obligor and, where applicable, in relation to the Group:

Authorisations and compliance with laws

(a)	authorisations and approvals (subject to legal reservations and perfection requirements which will be complied with in accordance with the terms thereof);

(b)	compliance with laws where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(c)	environmental compliance where failure to do so has or is reasonably likely to have a Material Adverse Effect; environmental claims which have a Material Adverse Effect;

(d)	taxation (except where (i) payment of the applicable tax is being contested in good faith and adequate reserves are being maintained for such tax and (ii) failure to pay such tax does not have and is not reasonably likely to have a Material Adverse Effect);

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Restrictions on business focus

(e)	restriction on merger/reorganisation (other than (i) a Permitted Activity or (ii) pursuant to the Permitted Transactions);

(f)	no substantial change in nature of business of the Group taken as a whole (other than pursuant to the Permitted Transactions);

(g)	restriction on acquisitions (other than Permitted Acquisitions to be agreed and set out in the Facility Agreement and pursuant to the Permitted Transactions);

(h)	restriction on joint ventures (other than Permitted Joint Ventures to be agreed and set out in the Facility Agreement and pursuant to the Permitted Transactions);

(i)	restriction on activities of holding companies;

Restrictions on dealing with assets and Security

(j)	preservation of assets (to ensure value of the assets and shares of the company) where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(k)	pari passu ranking except for obligations mandatorily preferred by law;

(l)	payments of amounts payable and preservation of rights and pursuit of claims under the Merger Documents where the directors believe (acting reasonably) that the pursuit of that claim is commercially advantageous and appropriate;

(m)	negative pledge (including but not limited to the Equity Interests in members of the Group) (other than Permitted Security to be agreed and set out in the Facility Agreement and pursuant to the Permitted Transactions);

(n)	restriction on disposals (including but not limited to transfer of Equity Interests in members of the Group, disposal of assets and business) (other than Permitted Disposals to be agreed and set out in the Facility Agreement and pursuant to the Permitted Transactions);

(o)	transactions with affiliates to be on arm’s length basis or better;

Restrictions on movements of cash — cash out

(p)	restriction on loans or credit except for Permitted Loans;

(q)	restriction on guarantees or indemnities except for Permitted Guarantees;

(r)	restriction on dividends, distributions, share redemptions, payments under shareholder loans and other restricted payments (“Restricted Payments”) to any shareholder of Parent (save for any Permitted Distributions);

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Restrictions on movements of cash — cash in

(s)	restriction on Financial Indebtedness (other than Permitted Financial Indebtedness to be agreed and set out in the Facility Agreement);

(t)	restriction on issuance of share capital except for Permitted Share Issues, and restrictions against agreements or arrangements (other than Finance Documents) that limit/restrict dividends/distributions from subsidiaries/other Group Members;

Miscellaneous

(u)	Maintenance of Required DSRA Balance. With effect from the Utilisation Date, the Target Offshore Account (after the Merger Effective Time) shall, no later than one month prior to the end of each Interest Period, hold an amount of not less than the amount of interest payable on the Facility on the last day of that Interest Period (being three months of interest on the Facility) (the “Required DSRA Balance”). Other than pursuant to the Permitted Transactions, no withdrawal of funds is permitted from the Target Offshore Account (after the Merger Effective Time) other than for the payment of interest on the Facility;

(v)	insurance to be maintained against those material risks and to the extent usual for companies carrying on the same or substantially similar business with reputable insurers;

(w)	while an Event of Default is continuing or the Facility Agent or the Security Agent reasonably suspects that an Event of Default may have occurred, access for the Facility Agent and the Security Agent and their representatives and professional advisers on reasonable notice during normal business hours, provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in the Facility Agreement;

(x)	intellectual property to be maintained if failure to do so would reasonably be expected to have a Material Adverse Effect;

(y)	pensions funded to the extent required by local law and regulations where failure to do so would have or be reasonably likely to have a Material Adverse Effect;

(z)	Merger Documents, including restrictions on amendments/waivers/adverse consents that would reasonably be expected to be materially adverse to the interests of the Lenders;

(aa)	restrictions on amendments to constitutional documents of any Group Member over whose Equity Interests Transaction Security is given that are or would reasonably be expected to be materially adverse to the interests of the Lenders;

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(bb)	no speculative treasury transactions;

(cc)	cash management;

(dd)	accession of Guarantors and provision of Transaction Security;

(ee)	further assurance subject to the Security Principles;

(ff)	compliance with Federal Reserve regulations;

(gg)	sanctions, anti-money laundering, anti-corruption and anti-terrorism;

(hh)	no change in accounting reference date;

(ii)	no unlawful financial assistance;

(jj)	compliance with the conditions subsequent;

(kk)	account management: after the Merger Effective Time, undertaking to use the Target Offshore Account to serve as the debt service reserve account, dividend account and mandatory prepayment account; and

(ll)	undertake to seek the Majority Lenders' consent when new investors are being introduced (including restructuring of the offshore and onshore entities) when the valuation of Shenzhen Mindray is lower than the pre-agreed valuation (to be determined between the Borrower and the Majority Lenders within 6 months after the Merger Effective Time).

59.	Events of Default:	The following events (subject to agreed grace periods, materiality thresholds and exceptions) only:

(a)	Non-payment: Non-payment unless failure to pay is caused by administrative or technical error and payment is made within 3 Business Days of its due date;

(b)	Breach of Financial Covenant: Breach of Financial Covenant, it being acknowledged that the shareholders of Holdco will have the right to cure any breach of the Financial Covenants for a Relevant Period in accordance with the provisions of “Financial Covenants” above;

(c)	Other obligations: Breach of any of the other terms and conditions of the Finance Documents subject to a 15 Business Day remedy period (provided that such remedy period does not apply to the terms and conditions relating to the funding of the Required DSRA Balance (after the Merger Effective Time) or to satisfaction of the Conditions Subsequent);

(d)	Misrepresentation: Misrepresentation unless such misrepresentation is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower and (ii) the applicable Obligor becoming aware;

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(e)	Insolvency: Insolvency in respect of Obligors and Material Subsidiaries;

(f)	Insolvency Proceedings: Insolvency proceedings in respect of Obligors and Material Subsidiaries (and in respect of any appointment in respect of, or enforcement against, any assets, such assets have an aggregate value of at least US$20 million);

(g)	Creditors’ Process: Creditors’ process in respect of Obligors and Material Subsidiaries and where the aggregate value of all affected assets exceeds US$20 million (and excluding any frivolous or vexatious process which is discharged within 20 Business Days);

(h)	Unlawfulness and Invalidity: (i) Unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful; or (ii) (subject to qualifications to be agreed if applicable) invalidity of any provision of any Finance Document which invalidity could reasonably be expected to be materially adverse to the interests of the Finance Parties;

(i)	Intercreditor Agreement: Any party (other than an Obligor or a Finance Party) fails to comply with the terms of the Intercreditor Agreement, or makes any misrepresentation thereunder;

(j)	Cessation of Ongoing Business: Cessation of business by the Group (taken as a whole), subject to exceptions to be agreed including (i) solvent reorganisations that are Permitted Activities; and (ii) the Permitted Transactions;

(k)	Audit Opinion is Qualified: The opinion of the auditors of the Financial Statements is qualified in a manner which is materially adverse to the interests of the Lenders;

(l)	Expropriation: The authority or ability of any Obligor or any Material Subsidiary to conduct its business is materially limited or substantially curtailed by any seizure, expropriation or nationalisation which has or could reasonably be expected to have a Material Adverse Effect;

(m)	Repudiation: Repudiation and rescission by any Obligor of (i) any Finance Documents; or (ii) any Merger Document where to do so has or would be reasonably likely to have a material adverse effect on the interests of the Lenders under the Finance Documents;

(n)	Final Judgment: Failure to comply with any final judgment or order against any Obligor or any Group Member unless (i) the aggregate amount failed to be paid by any or all of the Obligors and Group Members under any one or more such judgments or orders is less than US$20 million (or its equivalent in other currencies); (ii) such judgment is being appealed against in good faith through appropriate proceedings and adequate reserves for such liability have been set aside in cash; or (iii) such failure is remedied within 15 Business Days;

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(o)	Material Adverse Effect: Any event or circumstance which would reasonably be expected to have a Material Adverse Effect;

(p)	Litigation: Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Member or its assets which have or are reasonably likely to have a Material Adverse Effect; and

(q)	Cross Default. (i) Any Borrowings of any Obligor or any Material Subsidiary are not paid when due or within any originally applicable grace period or (ii) any Borrowings of any Obligor or any Material Subsidiary are declared to be or otherwise become due and payable prior to their specified maturity as a result of an event of default (however described), and in any such case of (i) or (ii) above the aggregate amount of the relevant Borrowings exceeds US$20 million (or its equivalent in other currencies).

For such purpose, “Borrowings” means (a) any moneys borrowed and debit balances at banks and other financial institutions; and (b) any moneys borrowed pursuant to any note purchase facility or the issue of any bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument.

60.	Default:	Any Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default (provided that any Event of Default which includes a condition relating to materiality shall not be a Default unless that condition is satisfied).

61.	Clean-Up Period:	During (a) the Clean-Up Period or (b) the Additional Clean-Up Period and, in each case, subject to certain conditions, a breach of a Clean-Up Representation or a breach of a Clean-Up Undertaking or an Event of Default which is a Clean-Up Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default relates exclusively to the Target and its subsidiaries (in the case of paragraph (a) above) or to a newly acquired Group Member and its subsidiaries acquired from a third party pursuant to a Permitted Acquisition (in the case of paragraph (b) above), and such breach or Event of Default is capable of remedy and could not reasonably be expected to have a Material Adverse Effect, and the circumstances giving rise to it have not been expressly procured or approved by Parent or Borrower (provided that mere knowledge or discovery of the applicable event or circumstance shall not constitute procurement or approval of the same).

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For such purpose:

“Clean-Up Representation” means any of the representations set out in the section entitled “Representations” of this Term Sheet other than certain exceptions to be agreed.

“Clean-Up Undertaking” means any of the undertakings set out in the section entitled “General Undertakings” of this Term Sheet other than certain exceptions to be agreed.

“Clean-Up Default” means an Event of Default described in the section entitled “Events of Default” of this Term Sheet other than certain exceptions to be agreed.

“Clean-Up Period” means the period of 60 days from the Closing Date.

“Additional Clean-Up Period” means, in relation to any Permitted Acquisition of a company that becomes a Group Member after the Closing Date pursuant to such Permitted Acquisition, the period of 60 days from the closing date of such Permitted Acquisition.

62.	Material Adverse Effect:	Means a material adverse effect on:

(a)	the business, operations, assets or financial condition of any Obligor individually or the Group taken as a whole; or

(b)	the ability of an Obligor to perform any of its payment obligations under the Finance Documents; or

(c)	subject to applicable legal reservations and perfection requirements which are not overdue, the legality, validity or enforceability of, or the effectiveness of any material provision of the Finance Documents or ranking of any security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

63.	Majority Lenders, Non-Funding Lenders, Non-Consenting Lenders, Snooze and lose, etc.:	Amendments and waivers under the Finance Documents will require the approval of the Lenders (that are non-defaulting Lenders) holding more than 66 ⅔% of the aggregate amount of the total commitments under the Facility (the “Majority Lenders”), except that (A) the consent of 100% of the Lenders shall be required with respect to customary matters including: (i) an extension to the date of payment of any amount under the Finance Documents, (ii) any reduction in the Margin or in the amount of any payment of principal, interest, fees or commission payable, (iii) any increase in any commitment or any extension of the Availability Period, (iv) any amendment to the order of priority or subordination under the Intercreditor Agreement, (v) any change to the definition of “Majority Lenders" and (vi) the release of any Guarantee or Transaction Security and (B) the consent of the Facility Agent and/or the Security Agent shall be required with respect to any amendments and waivers of certain customary matters in respect of the Facility Agent and/or the Security Agent.

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If, (i) a Lender refuses or fails to fund an advance under the Facility other than in accordance with the Finance Documents (and subject to customary exceptions relating to administrative/technical error/disruption events, and the event where such Lender is disputing the obligation to fund) (a “Non-Funding Lender”) or (ii) at least 85% of the Lenders by commitment under the Facility have consented to an amendment or waiver which requires more than Majority Lenders' consent, any person nominated by the Borrower (satisfying the criteria for being a Lender, and not being an Obligor/Group Member/Affiliate) shall have the right but not the obligation to purchase at par the participation of (in the case of (i)) such Non-Funding Lender or (in the case of (ii)) any non-consenting Lender (each, a “Non-Consenting Lender”) and/or the Borrower shall have the right to prepay the participation of a Non-Funding Lender or a Non-Consenting Lender provided that (in each case) all fees, costs, expenses and break funding costs due to the relevant Non-Consenting Lender shall be paid in connection with such purchase or prepayment.

If a Lender does not accept or reject a request for consent or waiver under the Facility Agreement within 20 Business Days (unless the Borrower and the Facility Agent agree to a longer time period in relation to any request) of it being made, or abstains from accepting or rejecting such a request, its commitment and/or participation shall not be included for the purpose of calculating total commitments or participations under the Facility when ascertaining whether a certain percentage of total commitments and/or participations has been obtained to approve an amendment or waiver (subject to certain excluded matters to be set out in the Facility Agreement).

The Security Agent (acting at the instruction of the Facility Agent (for and on behalf of the Majority Lenders)) shall be authorised to release any guarantees or security interests in the event that such release is required to effect a disposal permitted under the Facility Agreement, the Permitted Transactions or any other disposal to which the Majority Lenders have consented in accordance with the Finance Documents.

All acts and actions to be taken or not to be taken by the Security Agent under the Finance Documents shall be upon the instruction of the Facility Agent (for and on behalf of the Majority Lenders or required lenders to be agreed in documentation).

64.	Assignments and Transfers:	No assignment or transfer shall be made to any person without consent from the Borrower save that, upon prior notice to the Borrower, a Lender may at any time after the Merger Effective Time assign or transfer any or all of its Loans to any other branch or Affiliate of such Lender or to any other Lender or to any of Industrial Bank (Xingye Bank) or China Merchants Bank.

The entitlement of an assignee/transferee Lender with respect to tax gross-up/indemnity or increased cost indemnity from the Borrower (by reference to circumstances as at the date of the applicable assignment/transfer or a continuation of such circumstances) would be limited to the extent of the applicable assignor/transferor Lender had such assignment/transfer not occurred. Sub-participations by Lenders shall not result in any increase in amounts payable by the Borrower to the applicable Lender.

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65.	Debt Purchase Transactions:	The Facility Agreement will contain customary provisions to prohibit Obligors/Group Members from purchasing participations under the Facility/Finance Documents and customary provisions dealing with sponsor buy-back (e.g., disenfranchisement provisions).

66.	Insolvency of a Finance Party:	Provisions will be included in the Finance Documents to address the position of a Finance Party which is insolvent or which, by reason of financial difficulties, is unable to perform its obligations under the Finance Documents. These will include the following provisions:

(i)	the Borrower will be entitled to require the transfer of the commitment of such Finance Party to another entity identified by the Borrower (satisfying the criteria for being a Lender, and not being an Obligor/Group Member/Affiliate), or may prepay such Finance Party's participation in the Facility at par;

(ii)	such Finance Party will not be entitled to vote and its commitment will be disregarded in determining the result of any vote;

(iii)	if the affected Finance Party is the Facility Agent or the Security Agent, the Borrower or the Majority Lenders will be entitled to require the appointment of a new Facility Agent or Security Agent in its place, without the cooperation of the existing Facility Agent or Security Agent; and

(iv)	if the affected Finance Party is providing hedging, the Borrower will be entitled to terminate such hedging arrangements and will be granted 90 days to replace such hedging arrangements (if required).

67.	Confidentiality:	Restriction on disclosure of confidential information relating to the Facility by the Finance Parties, subject to exceptions detailed in the Facility Agreement.

68.	Conditions Precedent to the Utilisation Request:	Conditions precedent shall be limited to the matters set out in Part 5 (each in form and substance satisfactory to the Facility Agent (acting reasonably) save where otherwise expressly specified.

69.	Conditions Subsequent:	To consist of the following (subject to input of local counsel to the Facility Agent):

1.	Evidence of filing of the plan of merger and a certified copy of the certificate of merger issued by the Registrar of Companies in the Cayman Islands in connection with the Acquisition;

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2.	Any security perfection requirements in relation to the Transaction Security to be advised by local counsel;

3.	Execution of the following documents within a period to be agreed between the Facility Agent and the Borrower after the Closing Date:

(a)	Share charge over 100% of the equity interests in the Target granted by Parent;

(b)	Debenture over all the assets of the Target (including bank accounts) save that the Target will not create security over its shares in any company which is not a Material Subsidiary (and such shares shall be excluded from the Debenture);

(c)	Share Charge over 100% of the equity interests in Mindray DS USA and MR Investments;

(d)	Guarantee provided by MR Holdings, Mindray DS USA and MR Investments;

(e)	Guarantee provided by each Offshore Group Member that becomes a Material Subsidiary after the Closing Date (if any) (together with MR Holdings, Mindray DS USA and MR Investments, the “Initial Additional Guarantors”);

(f)	Accession Deed to the Intercreditor Agreement by the Initial Additional Guarantors;

(g)	Share charges over 100% of the Equity Interests held by the Group in any Material Subsidiary which is both an Offshore Group Member and a Guarantor; and

(h)	Equity pledge(s) over 100% of the Equity Interests in the first-tier WFOEs (including, but not limited to, Shenzhen Mindray and Nanjing Mindray) held by those shareholders which are Offshore Group Members.

4.	A certificate signed by a director of each Initial Additional Guarantor attaching (i) its constitutional documents, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and (if applicable) certificates of good standing issued by the Registrar of Companies of its place of incorporation and certificates of incumbency issued by its registered office provider (if applicable); (ii) the resolutions of the board of directors approving the transaction and specimen signature of its authorized signatories; and (iii) certifying that (x) guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any guarantee, security or similar limit binding on it to be exceeded and (y) each copy document relating to it specified in the conditions subsequent schedule is correct, complete and in full force and effect.

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5.	Certificate signed by a director of the Target attaching the latest constitutional documents, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificates of good standing issued by the Registrar of Companies of the Cayman Islands and certificates of incumbency issued by its registered office provider and certifying any other relevant information, and any other documents reasonably required by the Cayman counsel.

6.	Legal opinion provided by the applicable legal advisors in relation to the capacity of the Additional Guarantors in entering into, and the enforceability of, the documents provided after the Closing Date.

7.	any other documents or evidence which the Facility Agent reasonably considers as necessary after taking into account advice from other local counsel.

70.	Utilisation:	Utilisation of the Facility shall be made with three Business days’ (or other shorter period as the Lender may agree) prior notice. The Utilisation Request in respect of the Facility (the “Utilisation Request”) shall be submitted to the Facility Agent by the Borrower.

71.	Miscellaneous Provisions:	The Facility Agreement will contain customary provisions relating to, among other things, default interest, market disruption, breakage costs, tax indemnities and other indemnities (including, without limitation, in relation to the Acquisition), increased costs (with the ability for the Borrower to procure a replacement Lender to substitute the relevant Lender at par), set-off and administration.

72.	Taxes:	Standard tax gross-up and indemnity and mitigation provisions to be agreed in the documentation; LMA FACTA (Lender risk) provisions to be used.

73.	Costs and Expenses:	The Borrower agrees to pay on demand (subject to five Business days’ written notice) all reasonable and documented costs and expenses (including legal fees) incurred by the Mandated Lead Arrangers, the Facility Agent and the Security Agent in connection with the negotiation, preparation, printing, execution and perfection of the Facility and the Finance Documents, up to any agreed caps.

The Borrower agrees to pay on demand (subject to five Business days’ written notice) all documented costs and expenses (including legal fees) incurred by the Lenders, the Facility Agent and the Security Agent in connection with the amendment, administration or preservation of any rights under or in respect of the Finance Documents and all costs and expenses (including legal fees) which the Lenders, the Facility Agent or the Security Agent incur or become liable for in enforcing their rights or demanding or recovering any sum or sums of money due to the Finance Parties under the Finance Documents.

74.	Governing Law:	English law.

Applicable law for Transaction Security Documents to be advised by local counsel.

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75.	Jurisdiction:	HKIAC. The seat of arbitration shall be Hong Kong.

Applicable dispute resolution forum for Transaction Security Documents to be advised by local counsel.

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PART 4

SELECTED DEFINITIONS

“Accounting Principles” means:

(a)	in relation to the Borrower and its subsidiaries (on a consolidated basis), the Group (on a consolidated basis), the Target Group (on a consolidated basis) and each Offshore Group Member, generally accepted accounting principles in the United States of America; and

(b)	in relation to each Onshore Group Member and to Shenzhen Mindray and its subsidiaries (on a consolidated basis), generally accepted accounting principles in the PRC.

“Acquisition” means the transaction pursuant to which the Borrower will merge with and into the Target in accordance with the Acquisition Agreement and pursuant to which the Target, as the surviving company of such merger, will become a wholly-owned subsidiary of Parent.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Business Day” means (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong, Shenzhen and (in relation to any payment in US$) New York City.

“Constitutional Documents” means the certificate of incorporation, the memorandum of association and articles of association of each of Parent and the Borrower (including any amendments thereto).

“Equity Interest” means, in relation to any person:

(a)	any share of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such share, capital stock or equity interest; or

(b)	any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or

(c)	any option, warrant or other right to acquire any such share, capital stock, equity interest, security or depositary receipt or security referred to in the foregoing paragraphs (a) and/or (b) above.

“E.U.” means the European Union.

“Existing Financial Indebtedness” means the Financial Indebtedness of the Target Group existing as of the date of the Facility Agreement, details of which will be supplied by the Borrower to the Mandated Lead Arrangers prior to the date of the Facility Agreement.

“Existing Security” means the Security and Quasi-Security granted by the Target Group in respect of its assets as of the date of the Facility Agreement, details of which will be supplied by the Borrower to the Mandated Lead Arrangers prior to the date of the Facility Agreement.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

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(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying liability (but not, in any case, Trade Instruments) of any person which is not a Group Member, which liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than solely at the option of the issuer thereof) before the date falling six months after the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of such supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing (excluding any such transaction which is expressly excluded under another paragraph of this definition) or otherwise classified as borrowings under the Accounting Principles;

(k)	the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles and/or in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the relevant supplier;

(l)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery where such advance payment is arranged primarily as a method of raising finance and is treated as a borrowing under the Accounting Principles; and

(m)	(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in any of paragraphs (a) to (l) above.

“Financial Year” means the annual accounting period of the Group ending on 31 December in each year.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Merger Consideration” means the aggregate consideration payable in cash under the Acquisition Agreement.

“Merger Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed and required to be paid by the Borrower or any other Group Member in connection with the Acquisition or the Merger Documents.

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“Merger Documents” means the Acquisition Agreement, the Merger Plan and any other document designated as a “Merger Document” by the Facility Agent and the Borrower.

“Merger Effective Time” means the date and time on which the Acquisition becomes effective pursuant to the Acquisition Agreement, being the “Effective Time” specified in the Merger Plan.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Acquisition Agreement.

“Most Recent Relevant Period” means, at any time, the most recently elapsed Relevant Period as at such time, in respect of which consolidated financial statements of the Group for a period ending on the last day of such Relevant Period have been delivered to the Facility Agent.

“Offshore Group Member” means a Group Member which is not an Onshore Group Member.

“Onshore Group Member” means a Group Member which is established or incorporated in the PRC.

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Target for the Financial Year ended 31 December 2014; and

(b)	the unaudited condensed consolidated financial statements of the Target for the six month period ended 30 June 2015,

each prepared in accordance with the Accounting Principles.

“Ownership Percentage” means, at any time, (a) in relation to any Group Member (that is not the Borrower), the direct or indirect equity interest (expressed as a percentage) of the Borrower in such Group Member or (b) in relation to the Borrower, 100%.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a Group Member of an asset sold, leased, transferred or otherwise disposed of by another Group Member in circumstances constituting a Permitted Disposal;

(c)	an acquisition of securities which are cash equivalent investments;

(d)	the incorporation or establishment by a Group Member of a limited liability company or the purchase by a Group Member of a shelf company, in each case, with no prior liabilities or activities since the date of its incorporation or establishment which on such incorporation, establishment or purchase becomes a Group Member (that is wholly-owned by such Group Member that incorporates, establishes or purchases such company) but only if that company is incorporated with limited liability in a jurisdiction which is not a Sanctioned Country, provided that the aggregate consideration for any acquisition of Equity Interests in that company by such Group Member in connection with such incorporation, establishment or purchase shall be nominal;

(e)	the acquisition by any Group Member of any share or interest in or the establishment by any Group Member of any Joint Venture, where such acquisition or establishment constitutes any Permitted Joint Venture Investment;

(f)	an acquisition by a Group Member of (1) the issued voting share capital or other applicable ownership interests of a person (incorporated with limited liability) following which more than 50 per cent. of the aggregate voting share capital or other applicable ownership interests in such person is or are owned by the Group Members; or (2) all or the majority of any business or undertaking carried on as a going concern (such person referred to in (1) or such business or undertaking referred to in (2) being the “Future Acquisition Target”) (including any such acquisition by way of a solvent merger or amalgamation between such Group Member making such acquisition and such Future Acquisition Target), in each case subject to the following conditions:

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(i)	no Event of Default is continuing or would occur as a result of such acquisition, as at the closing date of the acquisition (the “Acquisition Date”) (subject to Clause [●] (Clean-Up period) of the Facility Agreement);

(ii)	each of the Future Acquisition Target and its Subsidiaries (if any):

(A)	is engaged in a business the general nature of which is substantially similar, related or complementary to that carried on by the Group or a material part of the Group;

(B)	is incorporated in a jurisdiction that is not a Sanctioned Country, and has not carried on business activities in any Sanctioned Country and is not a sanctioned person (to be defined) and (to the best of the knowledge of the Group Member making such acquisition, after having made due enquiries) does not have any interest in any sanctioned person; and

(C)	was not a Group Member and was not owned by a Group Member prior to such acquisition;

(iii)	the Total Purchase Price of that acquisition when aggregated with (A) the aggregate Total Purchase Price of any and all other acquisitions by any or all Group Members under this paragraph (f) in the same Financial Year as such first-mentioned acquisition; and (B) any and all Joint Venture Investments by any or all of the Group Members in such same Financial Year does not exceed US$50,000,000 (or its equivalent in other currencies); and

(iv)	where the Future Acquisition Target will become a subsidiary of the Borrower, the Borrower would have remained in compliance with its obligations under Clause [●] (Financial covenants) of the Facility Agreement if the requirements thereunder were re-calculated on a pro forma basis for the Most Recent Relevant Period ending immediately prior to the closing date of such acquisition and, for the purposes of such re-calculation, consolidating the financial statements of such Future Acquisition Target (consolidated if it has subsidiaries and (in the case where such Future Acquisition Target is a business or undertaking) prepared as if such Future Acquisition Target constituted a separate legal entity) with the financial statements of the Group for such Most Recent Relevant Period on a pro forma basis and as if the Total Purchase Price in respect of such acquisition had been paid and incurred and such acquisition had been consummated at the start of that Most Recent Relevant Period.

(g)	an acquisition of Equity Interests in a Group Member pursuant to a Permitted Share Issue by such Group Member;

(h)	an acquisition that is made with the prior consent of the Majority Lenders;

(i)	an acquisition by a Group Member of assets (other than Equity Interests) constituting Capital Expenditure;

(j)	an acquisition made by a Target Group Member pursuant to any legally binding contractual obligation agreement existing at the Closing Date (immediately prior to giving effect to the Acquisition) where (A) such contractual obligation existed at the date of the Commitment Letter and is disclosed in writing to the Mandated Lead Arrangers prior to the date of the Commitment Letter; or (B) such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such acquisition requires the consent of the Borrower or Parent under the Acquisition Agreement, provided that (in each case) the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such acquisition) after the date of the Facility Agreement or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Borrower or Parent under the Acquisition Agreement).

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(k)	any acquisition forming any part of the Permitted Transactions; and/or

(l)	any other acquisition as shall be agreed and included in the Facility Agreement as a “Permitted Acquisition”.

“Permitted Activity” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	an amalgamation, demerger, merger, consolidation or corporate reconstruction (in each case) on a solvent basis of a Group Member which is not an Obligor (and not involving Parent or the Borrower) where all of the business and assets of that Group Member remain solely held and beneficially owned by and are distributed to other Group Members, provided that none of such business or assets are held, beneficially owned or distributed to any Group Member the Ownership Percentage of which is less than the Ownership Percentage (immediately prior to such amalgamation, demerger, merger, consolidation or corporate reconstruction) of such first-mentioned Group Member;

(c)	any transaction (other than (i) any sale, lease, licence, lending, transfer or other disposal; (ii) the granting or creation of Security or the granting, incurring or permitting to subsist of Financial Indebtedness or guarantee; and (iii) any acquisition of any Equity Interest or business or undertaking) conducted in the ordinary course of day-to-day business on arm’s length terms;

(d)	any payments or other transactions expressly contemplated under the Merger Documents in connection with the Acquisition;

(e)	any liquidation or dissolution on a solvent basis of a Group Member (which is not an Obligor or a Material Subsidiary), provided that, in each case, all of the business and assets of that first-mentioned Group Member remain solely held and beneficially owned by and are distributed to other Group Members in proportion to such Group Members’ Equity Interests in that person;

(f)	where necessary to comply with any Tax or other legislation, any conversion of any loans owed by any Onshore Group Member to another Onshore Group Member into distributable reserves of the first-mentioned Onshore Group Member, provided that such conversion shall not result in any reduction of any Ownership Percentage of any Group Member; and/or

(g)	any other transaction which is agreed and included in the Facility Agreement as a “Permitted Activity”.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms for fair market value:

(a)	of assets in the ordinary course of trading of the disposing entity;

(b)	of assets (other than any Equity Interests, businesses, real property, intellectual property or any interest in any of the foregoing) in exchange for other assets comparable or superior as to type, value or quality and which are subject to Transaction Security if the assets that have been exchanged for were subject to Transaction Security;

33

(c)	of surplus, obsolete or redundant assets (other than any Equity Interests, businesses or undertakings, real property, intellectual property or any interest in any of the foregoing) for a consideration (if any) in cash;

(d)	of cash that is not otherwise prohibited under the Finance Documents;

(e)	of cash equivalent investments for cash or in exchange for other cash equivalent investments;

(f)	constituted by any Permitted Loan or Permitted Distribution;

(g)	to the extent constituting a Permitted Joint Venture Investment;

(h)	that is made with the prior consent of the Majority Lenders;

(i)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), provided that if:

(i)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company gives equivalent Transaction Security over that asset; and

(ii)	the Disposing Company is:

(A)	an Obligor, the Acquiring Company is also an Obligor; and

(B)	an Offshore Group Member, the Acquiring Company is also an Offshore Group Member; and provided further that:

(iii)	if the Ownership Percentage in respect of the Acquiring Company is less than the Ownership Percentage in respect of the Disposing Company, the higher of the market value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, licence, transfer or other disposal (the “Disposal Amount”), when aggregated with the Disposal Amounts in respect of any and all other sales, leases, licences, transfers and/or other disposals falling under this paragraph (i)(iii) in the same Financial Year, does not exceed US$20,000,000 (or its equivalent in other currencies).

(j)	of any asset by an Obligor to a Group Member that is not an Obligor, provided that the aggregate of the higher (in each case) of the maximum book value and the market value (“Relevant Disposal Amount”) of any and all assets so transferred by any or all Obligors to any or all Group Members who are not Obligors during any Financial Year does not exceed US$20,000,000 (or its equivalent in other currencies);

(k)	constituted by (i) a licence of intellectual property rights not in violation of Clause [●] (Intellectual property) of the Facility Agreement; or (ii) a termination of any licence of intellectual property rights no longer required for the Group’s business;

(l)	constituted by a disposal of accounts receivable for cash on a non-recourse basis, provided that (i) such accounts receivable arise in the ordinary course of day-to-day business and (ii) such sale, lease, transfer or other disposal is made for cash collection purposes;

(m)	constituted by a disposal of assets by a Group Member pursuant to a sale and leaseback or similar arrangement to facilitate a Finance Lease (in respect of such assets) of such Group Member permitted under paragraph (d) of the definition of “Permitted Financial Indebtedness” where such assets disposed of are leased or acquired by a Group Member pursuant to such Finance Lease;

34

(n)	constituted by leases, sub-leases, licences or sub-licences (or a surrender of any lease, sublease, licence or sub-licence) of real property granted by a Group Member and not constituting any Security or Quasi-Security or sale and leaseback of real property by a Group Member, provided that (in the case of any exclusive lease, sub-lease, licence or sub-licence) such real property is not required for the operation of the Group’s business;

(o)	of assets which are seized or nationalised or any disposal of any asset made to comply with an order of any agency of any state, authority or other regulatory body or any applicable law or regulation, provided that, in each case, such seizure, nationalisation or disposal would not constitute or give rise to any Event of Default;

(p)	any close out or other disposal of an interest in any Treasury Transaction effected (if applicable), in each case, in compliance with the Intercreditor Agreement;

(q)	made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Facility Agreement and is disclosed in writing to the Mandated Lead Arrangers prior to the date of the Facility Agreement; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such sale, lease, transfer or other disposal requires the consent of the Borrower or Parent under the Acquisition Agreement;

and (in each case) the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such disposal) after the date of the Facility Agreement or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Borrower or Parent under the Acquisition Agreement);

(r)	of assets by any Group Member that is not permitted by any of the other paragraphs of this definition of Permitted Disposal for cash during any Financial Year of the Borrower where the higher of the market value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, transfer or other disposal (when aggregated with the higher (in each case) of the market value and consideration (net of applicable costs and Taxes) receivable for any and all other sales, leases, transfers and/or other disposals by any or all Group Members and not allowed under any of the other paragraphs of this definition of Permitted Disposal during the same Financial Year) does not exceed US$20,000,000 (or its equivalent in other currencies);

(s)	arising as a result of any Permitted Security;

(t)	forming any part of the Permitted Transactions; and/or

(u)	as shall be agreed and included in the Facility Agreement as a “Permitted Disposal”.

“Permitted Distribution” means the making of any distribution or other Restricted Payment:

(a)	by a Group Member (other than the Borrower) to the holders of equity interests in such Group Member, provided that the amount of any such distribution to any such holder (that is not a Group Member that is wholly-owned directly or indirectly by the Borrower) does not exceed such holder’s proportionate share of such equity interests in the Group Member making such distribution;

35

(b)	in cash to fund the administrative costs, Taxes, professional fees, regulatory costs and similar costs and expenses (including payments by way of remuneration to directors and employees) incurred (or reasonably expected to be incurred) or paid by the Borrower or Parent or any direct or indirect holding company of Parent to register and maintain their corporate existence, and/or to maintain their corporate substance;

(c)	by the Borrower to Parent in cash, provided that such distribution is:

(i)	funded from distributable profits (to the extent not already distributed) of the Borrower in respect of any Financial Year; and

(ii)	made when no Default in respect of Clause [●] (Non-payment) of the Facility Agreement or Event of Default is continuing or would occur immediately after the making of that distribution;

(d)	by Parent to Holdco in cash, provided that such distribution is:

(i)	funded from a distribution from the Borrower to Parent falling within paragraph (c) above or a Permitted Loan from the Borrower to Parent falling within paragraph (e) of the definition of Permitted Loan; and

(ii)	made when no Default in respect of Clause [●] (Non-payment) of the Facility Agreement or Event of Default is continuing or would occur immediately after the making of that distribution;

(e)	by members of the Target Group to fund any payment expressly set out in the Funds Flow Statement on or prior to the Closing Date which is specified in the Funds Flow Statement as being funded out of the cash of the Target Group;

(f)	that is made with the prior consent of the Majority Lenders;

(g)	that is identified in the Funds Flow Statement;

(h)	forming any part of the Permitted Transactions; and/or

(i)	as shall be agreed and included in the Facility Agreement as a “Permitted Distribution”.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under any Finance Document;

(b)	any Financial Indebtedness:

(i)	arising under or constituted by a Permitted Loan;

(ii)	arising under or constituted by a Permitted Guarantee; or

(iii)	constituted by any Permitted Hedging Transaction;

(c)	any Financial Indebtedness of any person that becomes a Group Member after the Closing Date (excluding, for the avoidance of doubt, any Target Group Member existing as at the Closing Date) pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such Permitted Acquisition, but not incurred or increased (other than pursuant to the accrual of interest) or having its maturity date extended in contemplation of, or since, that Permitted Acquisition, and outstanding only for a period of not more than three months following the date of such Permitted Acquisition, unless such Financial Indebtedness is permitted to remain outstanding pursuant to another paragraph of this definition;

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(d)	any Financial Indebtedness of any Group Member under any finance or capital leases entered into in the ordinary course of business by such Group Member (being business of the type carried on by the Target Group as of the date of the Facility Agreement);

(e)	any netting or set-off arrangements entered into by a Group Member in the ordinary course of its banking and other trading arrangements for the purposes of netting credit and debit balances of the Group Members including cash pooling, net balance, balance transfer or similar arrangements, provided that none of such arrangements shall provide for or allow any amount owing to or any credit balance of any Obligor to be netted or set off against any obligations or liabilities of or debit balance of any person other than a Group Member that is an Obligor;

(f)	any Financial Indebtedness of any Group Member (i) constituting any earn out or deferred consideration payable by such Group Member to the seller in respect of a Permitted Acquisition by such Group Member (where payment of such earn out or deferred consideration is based on performance of the applicable business (the subject of such Permitted Acquisition)) so long as such earn out or such deferred consideration is permitted (and included in the calculation of the Total Purchase Price in respect of such Permitted Acquisition) pursuant to, and such Permitted Acquisition falls within, paragraph (f) of the definition of “Permitted Acquisition” or (ii) arising in connection with any other deferred consideration in connection with any Permitted Acquisition or Permitted Joint Venture Investment by such Group Member, provided that such deferral is not made or entered into for the purpose of raising Financial Indebtedness and such deferral is for less than 180 days;

(g)	any Financial Indebtedness constituted by the issue of redeemable Equity Interests which are either:

(i)	issued by a Group Member to and held by another Group Member pursuant to a Permitted Share Issue; or

(ii)	issued by Parent so long as such issue does not result in a Change of Control and are not redeemable at the option of their holder until after the Termination Date and the claims of the holders of such Equity Interests are subordinated to the Facility pursuant to the Intercreditor Agreement;

(h)	any Financial Indebtedness of any Group Member arising under any trade finance (or similar) facilities;

(i)	any Financial Indebtedness incurred by Parent from Holdco, which is subordinated to the Facility on the terms set out in the Intercreditor Agreement or otherwise in a manner satisfactory to the Facility Agent;

(j)	any Financial Indebtedness incurred by the Borrower from Parent, which is subordinated to the Facility on the terms set out in the Intercreditor Agreement or otherwise in a manner satisfactory to the Facility Agent;

(k)	any Financial Indebtedness owing between members of the Group;

(l)	any Existing Financial Indebtedness (or any Financial Indebtedness incurred to refinance any of the facilities pursuant to which the Existing Financial Indebtedness is outstanding);

(m)	any Financial Indebtedness originally made available to any Group Member by any one or more of the Lenders (or any of their affiliates) to refinance any Existing Financial Indebtedness or for any other purpose;

(n)	any Financial Indebtedness of members of the Group which is not permitted under any other paragraph of this definition of Permitted Financial Indebtedness, provided that the aggregate principal amount of all Financial Indebtedness permitted under this paragraph (n) does not at any time exceed US$50,000,000 (or its equivalent in other currencies);

37

(o)	any other Financial Indebtedness incurred with the prior consent of the Majority Lenders; (p) any Financial Indebtedness incurred pursuant to any part of the Permitted Transactions (including, without limitation, in relation to any SBLC Arrangements) ;

(q)	any Financial Indebtedness which any Target Group Member is permitted to incur under the Acquisition Agreement prior to the Closing Date; and/or;

(r)	any other Financial Indebtedness as shall be agreed and included in the Facility Agreement as “Permitted Financial Indebtedness”.

“Permitted Guarantee” means:

(a)	any guarantee arising under any of the Finance Documents;

(b)	the endorsement of negotiable instruments by any Group Member in the ordinary course of its day-to-day business;

(c)	a guarantee by a Group Member (the “Guarantor Company”) in respect of obligations or Financial Indebtedness (which obligations or Financial Indebtedness are permitted to subsist pursuant to the terms of the Facility Agreement) of another Group Member (the “Guaranteed Company”) (including (x) any performance or similar bond given by the Guarantor Company guaranteeing performance by the Guaranteed Company under any contract, and (y) any unsecured bond, guarantee, indemnity or counter-indemnity issued by the Guarantor Company in relation to the obligations of the Guaranteed Company to pay rent under a lease of real property), but provided that:

(i)	either:

(A)	all of the following requirements are satisfied (or the Guarantor Company is neither an Obligor nor an Offshore Group Member): (1) if the Guarantor Company is an Obligor, the Guaranteed Company is an Obligor and (2) if the Guarantor Company is an Offshore Group Member, the Guaranteed Company is an Offshore Group Member; or

(B)	the maximum aggregate liabilities (actual or contingent) of the Guarantor Company under such guarantee, when aggregated with the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all other guarantees falling within this paragraph (c)(i)(B)do not exceed US$50,000,000 (or its equivalent in other currencies) at any time; and

(ii)	either:

(A)	the Ownership Percentage of the Guaranteed Company is not less than the Ownership Percentage of the Guarantor Company; or

(B)	the maximum aggregate liabilities (actual or contingent) of the Guarantor Company under such guarantee, when aggregated with the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all other guarantees falling within this paragraph (c)(ii)(B) do not exceed US$50,000,000 (or its equivalent in other currencies) at any time;

(d)	any guarantee constituted by Permitted Financial Indebtedness;

(e)	any guarantee granted with the prior written consent or approval of the Majority Lenders;

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(f)	any customary indemnity given by a Group Member in favour of the applicable hedging counterparty in respect of a Permitted Hedging Transaction entered into by such Group Member;

(g)	any guarantee given by a Group Member in respect of any Permitted Financial Indebtedness of another Group Member;

(h)	any guarantee given by a Group Member (the “Tax Group Guarantor”) for Taxes, assessments or charges imposed by the relevant Tax authority on any Group Member (the “Tax Group Debtor”) which are (i) not yet due or (ii) are being contested in good faith;

(i)	any indemnity (not constituting Financial Indebtedness) given by a Group Member in the ordinary course of the documentation of an acquisition or disposal transaction by such Group Member which is a Permitted Acquisition or Permitted Disposal, which indemnity is in a customary form and subject to customary limitations;

(j)	customary indemnities (not constituting Financial Indebtedness) given by a Group Member in favour of directors and officers of such Group Member in their capacity as such and in connection with the performance of their duties to the Group;

(k)	customary indemnities (not constituting Financial Indebtedness) to professional advisers and consultants under their standard terms of business;

(l)	a guarantee by a Group Member of another Group Member mandatorily arising under Tax or corporate legislation and not as a result of any default or omission by any Obligor or Group Member;

(m)	customary indemnities (not constituting Financial Indebtedness) given by a Group Member in mandate, engagement and commitment letters entered into in respect of Permitted Financial Indebtedness to be incurred by any Group Member or in any refinancing of the Facility;

(n)	any guarantee granted by any person that becomes a Group Member (pursuant to a Permitted Acquisition) after the Closing Date, where that guarantee:

(i)	is granted prior to the date of that Permitted Acquisition, and is not granted, and the aggregate liability thereunder is not increased, and its maturity or expiry date (if any) is not extended, in contemplation of, or since, that Permitted Acquisition; and

(ii)	is released within three months of the date of that Permitted Acquisition (unless such guarantee is permitted to subsist pursuant to another paragraph of this definition);

(o)	any guarantee given by any Group member which does not fall within any of the other paragraphs of this definition of Permitted Guarantee provided that the aggregate maximum liability of all Group members under all or any guarantees following within this paragraph (o) does not exceed US$10,000,000 (or its equivalent in any other currencies) at any time;

(p)	any guarantee forming any part of the Permitted Transactions; and/or

(q)	any other guarantee as shall be agreed and included in the Facility Agreement as a “Permitted Guarantee”.

“Permitted Hedging Transaction” means any Treasury Transaction:

(a)	entered into with the consent of the Majority Lenders; and/or

(b)	entered into in the ordinary course of business of a Group Member for the purpose of hedging anticipated exposures of such Group Member and not for speculative purposes.

“Permitted Joint Venture Investment” means any investment by a Group Member in any Joint Venture:

39

(a)	where:

(i)	that Joint Venture is incorporated, or established in any country or territory which is not a Sanctioned Country and has not carried on business activities in any Sanctioned Country and is not a sanctioned person(to be defined) and (to the best of the knowledge of the acquiring Group Member, after having made due enquiries) does not have any interest in any sanctioned person;

(ii)	that Joint Venture is engaged in a business substantially similar, related or complementary to that carried on by the Group or a material part of the Group; and

(iii)	in any Financial Year of the Borrower, the aggregate (the “Joint Venture Investment”) of:

(A)	all amounts subscribed for Equity Interests in, lent to, and/or otherwise invested in any or all of such Joint Ventures by any or all of the Group Members; plus

(B)	the market value of any and all assets transferred by any or all Group Members to any or all such Joint Ventures,

when aggregated with (1) the aggregate amount of any and all other Joint Venture Investments (by any or all Group Members) in that Financial Year and (2) the aggregate Total Purchase Prices of any and all Permitted Acquisitions by any or all Group Members falling within paragraph (f) of the definition of “Permitted Acquisition” in that Financial Year, does not exceed US$50,000,000 (or its equivalent in other currencies);

(b)	approved by the Majority Lenders;

(c)	made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed to the Mandated Lead Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such investment requires the consent of the Borrower or Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such investment) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Borrower or Parent under the Acquisition Agreement);

(d)	forming any part of the Permitted Transactions; and/or

(e)	consisting of any other investment which is agreed and included in the Facility Agreement as a “Permitted Joint Venture Investment”.

“Permitted Loan” means:

(a)	any trade credit extended by a Group Member to its customers, and any advance payment by a Group Member (for goods and services supplied to it) to its suppliers, (in each case) on normal commercial terms and in the ordinary course of day-to-day business;
40

(b)	any loan constituted by the making available of Financial Indebtedness to a Group Member, which Financial Indebtedness constitutes “Permitted Financial Indebtedness”;

(c)	a loan or credit made by a Group Member to a Joint Venture to the extent constituting a Permitted Joint Venture Investment;

(d)	any loan to Parent constituted by the making available of Financial Indebtedness to Parent, which Financial Indebtedness constitutes Permitted Financial Indebtedness;

(e)	a loan made by the Borrower to Parent to the extent that the amount so lent would have been a Permitted Distribution if distributed by way of dividend, provided that the making of such loan shall be deemed to constitute a dividend by the Borrower to Parent for the purposes of Clause [●] (Restriction on dividends and share redemption) of the Facility Agreement and the definition of “Permitted Distribution”;

(f)	any loan or credit constituted by any deferred consideration payable by a purchaser (that is not a Group Member or an Obligor) in respect of any Permitted Disposal by a Group Member to such purchase made on arm’s length terms;

(g)	a loan or credit made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition), where:

(i)	such contractual obligation existed at the date of the Facility Agreement and is disclosed to the Mandated Lead Arrangers in writing prior to the date of the Facility Agreement; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such loan or credit requires the consent of the Borrower or Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such loan or credit) after the date of the Facility Agreement or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Borrower or Parent under the Acquisition Agreement);

(h)	a loan or credit constituted by a cash credit balance at a bank or other financial institution;

(i)	any loan which is approved by the Majority Lenders;

(j)	any loan or credit by any Group Member not permitted by any of the other paragraphs of this definition of “Permitted Loan” so long as the aggregate outstanding principal amount of any and all such loans and credits falling within this paragraph (j) and made available by any or all of the Group Members does not exceed US$30,000,000 (or its equivalent in other currencies) at any time;

(k)	any loan or credit constituted by the transfer of cash from an account of a Group Member into an account of another Group Member pursuant to express requirements under the Finance Documents;

(l)	any loan or credit forming any part of the Permitted Transactions; and/or

(m)	any other loan or credit agreed and included in the Facility Agreement as a “Permitted Loan”.

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“Permitted Security” means:

(a)	any Transaction Security;

(b)	any lien arising by operation of law and in the ordinary course of day-to-day business and not as a result of any default or omission by any Group Member, provided that all of the amounts secured thereby are paid when due or contested in good faith (and to the extent required by the Accounting Principles, adequate reserves have been made in respect of such amounts);

(c)	any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Members:

(d)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging Transaction entered into by a Group Member;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a Group Member (from a person that is not a Group Member) after the Closing Date if:

(i)	such Security or Quasi-Security was subsisting as at the time of such acquisition and was not created in contemplation of the acquisition of that asset by a Group Member;

(ii)	the principal amount secured by such Security or Quasi-Security has not been increased (other than by reason of capitalised interest) in contemplation of or since such acquisition of that asset by a Group Member; and

(iii)	such Security or Quasi-Security is removed or discharged within three months of the date of such acquisition of such asset;

(f)	any Security or Quasi-Security over or affecting any asset of any person (that is not a Target Group Member as at the Closing Date) which becomes a Group Member after the Closing Date, where such Security or Quasi-Security is created prior to the date on which that person becomes a Group Member and:

(i)	such Security or Quasi-Security was not created in contemplation of such person’s becoming a Group Member;

(ii)	the principal amount secured by such Security or Quasi-Security has not increased (other than by reason of capitalised interest) in contemplation of or since that person’s becoming a Group Member; and

(iii)	such Security or Quasi-Security is removed or discharged within three months of that person’s becoming a Group Member;

(g)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Member in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Member;

(h)	any Security or Quasi-Security arising as a consequence of any finance or capital lease of any Group Member permitted pursuant to paragraph (d) of the definition of “Permitted Financial Indebtedness”, provided that such Security or Quasi-Security only subsists over the asset to which such finance or capital lease relates and only secures obligations in respect of such finance or capital lease;

(i)	any Security over account receivables to secure permitted trade finance (or similar) facilities permitted pursuant to paragraph (h) of the definition of “Permitted Financial Indebtedness”;

(j)	any Security or Quasi-Security constituted by rental deposits made by any Group Member and arising in the ordinary course of its day-to-day business in respect of any property leased or licensed by such Group Member on arm’s length terms (and not in connection with the incurrence of any Financial Indebtedness or the raising of any finance);

42

(k)	any Security or Quasi-Security constituted by any deposit or pledge of cash by any Group Member in the ordinary course of day-to-day business and on arm’s length basis (and not in connection with the incurrence of any Financial Indebtedness or the raising of any finance) to secure the performance of bids, trade contracts, performance bonds and other obligations of a similar nature incurred by such Group Member;

(l)	any Security or Quasi-Security over bank accounts (other than any bank account that is, or is expressed to be, subject to Transaction Security) arising by operation of law or granted as part of the standard terms and conditions of the applicable bank or financial institution (with which such bank account is held);

(m)	any Security or Quasi-Security over Equity Interests held by any Group Member in any Joint Venture (that is not a Group Member) to secure (i) obligations of such Joint Venture or (ii) obligations of such Group Member to other holders of Equity Interests in that Joint Venture, (in each case) pursuant to the applicable shareholders’ agreement or similar documentation governing the terms of such Joint Venture and not in connection with the incurrence of Financial Indebtedness;

(n)	any Security or Quasi-Security arising as a result of legal proceedings being contested in good faith and which is discharged within 90 days of such Security or Quasi-Security first arising;

(o)	any Security or Quasi-Security arising by operation of law in respect of Taxes (i) not yet due or payable or (ii) being contested in good faith with adequate reserves being maintained therefor;

(p)	any Security or Quasi-Security granted with the prior written consent or approval of the Majority Lenders;

(q)	any Security or Quasi-Security over documents of title to goods and/or goods of any Group Member as part of documentary credit transactions (relating to the sale or purchase of such goods by such Group Member) entered into in the ordinary course of its business and not relating to any Financial Indebtedness;

(r)	any Security or Quasi-Security not permitted by any of the other paragraphs of this definition of Permitted Security where the aggregate amount secured by all or any Security or Quasi-Security falling within this paragraph (r) does not at any time exceed US$10,000,000 (or its equivalent in other currencies);

(s)	any Security or Quasi-Security granted to secure Financial Indebtedness permitted pursuant to paragraphs (l), (m), (n) or (q) of the definition of “Permitted Financial Indebtedness”;

(t)	any Security or Quasi-Security forming any part of the Permitted Transactions;

(u)	any Existing Security; and/or

(v)	any other Security or Quasi-Security which is agreed and included in the Facility Agreement as a “Permitted Security”.

“Permitted Share Issue” means an issue of:

(a)	ordinary shares by Parent to Holdco, paid for in full in cash upon issue and which by their terms are not redeemable;

(b)	ordinary shares by the Borrower to Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where such shares become subject to the Transaction Security upon the issuance thereof;

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(c)	Equity Interests by a Group Member (other than the Borrower) (the “Investee”) to any other Group Member (the “Investor”), provided that:

(i)	(if any existing Equity Interests of the Investee are the subject of the Transaction Security) all of such newly-issued Equity Interests also become subject to the Transaction Security on the same terms; and

(ii)	(if the Investee is an Obligor or a Material Subsidiary) such issuance does not result in a reduction in the percentage of Equity Interests beneficially owned by the Borrower directly or indirectly in such Investee;

(d)	Equity Interests by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and disclosed to the Mandated Lead Arrangers in writing prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such issue of Equity Interests requires the consent of the Borrower or Parent under the Acquisition Agreement;

and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such issue of Equity Interests) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not required the consent of the Borrower or Parent under the Acquisition Agreement);

(e)	Equity Interests issued with the prior written consent of the Majority Lenders;

(f)	any shares or Equity Interests which forms any part of the Permitted Transactions; and/or (g) any other shares or Equity Interests as shall be agreed and included in the Facility Agreement as a “Permitted Share Issue”.

“Permitted Transactions” means the restructuring of the Target Group as set out in Annex A (Permitted Transactions) and the terms defined in Annex A (Permitted Transactions) shall have the same meanings in the rest of this Term Sheet.

“PRC” means the People’s Republic of China (which, for the purposes of the Facility Agreement, does not include the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau or Taiwan).

“Quasi-Security” means an arrangement or transaction to:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor or any Group Member;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect.

in circumstances where such arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of any asset.

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“Reliance Parties” means the Mandated Lead Arrangers, the Facility Agent and the Security Agent, in each case as of the Closing Date.

“Sanctioned Country” means Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria and any other country or territory which is the subject of any countrywide or territory-wide Sanctions.

“Sanctioning Authority” means:

(a)	the U.S. government or any U.S. agency (including OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury);

(b)	the United Nations Security Council; (c) the E.U. (or any of its member states);

(d)	the U.K. government (including any of Her Majesty’s Treasury, the Foreign and Commonwealth Office and the U.K. Department for Business, Innovation & Skills);

(e)	the Government of the Hong Kong Special Administrative Region of the People’s Republic of China (including the Hong Kong Monetary Authority);

(f)	the PRC government; and/or

(g)	any other government or authority notified in writing by the Facility Agent to the Borrower from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctioning Authority.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Target Shares” means all of the Equity Interests in the Target and all warrants and options in respect of all or any part of the share capital of the Target.

“Termination Date” means the date falling 84 months after the Utilisation Date.

“Total Purchase Price” means, in respect of any acquisition of any interest in any Future Acquisition Target, the consideration (including associated costs and expenses) for that acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case, remaining in such Future Acquisition Target and/or its Subsidiaries at the time of such acquisition.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member (which obligations do not constitute Financial Indebtedness) arising in the ordinary course of trading of that Group Member.

“Transaction Documents” means the Finance Documents and the Merger Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(a) of Part 5 (Conditions Precedent) and any document required to be delivered to the Facility Agent under Clause [●] (Conditions subsequent), together with any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

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“U.K.” means the United Kingdom.

“U.S.”, “United States of America” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

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PART 5

CONDITIONS PRECEDENT

1.	Original Obligors

(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Original Obligor and, in each case, if applicable, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificates of good standing issued by the Registrar of Companies of the Cayman Islands and certificates of incumbency issued by its registered office provider, in each case, dated no earlier than 20 Business Days before the date on which the legal opinions referred to in paragraph 7 are (or are to be issued).

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, the Drawdown Request and selection notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of Parent, authorizing the Borrower to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is a party and (if required) a copy of a resolution signed by all the holders of the issued shares of the Borrower approving any amendments to its memorandum and articles of association.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of Parent (signed by a director) confirming that guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any guarantee, security or similar limit binding on it to be exceeded.

(g)	A certificate of an authorized signatory of each Original Obligor certifying that each copy document relating to it (or, in the case of the Borrower, each other copy document) specified in this Part 5 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Initial Drawdown Date.

2.	Finance Documents

(a)	The Intercreditor Agreement executed by the parties thereto.

(b)	The Facility Agreement executed by the parties thereto.

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(c)	The Fee Letter executed by the parties thereto.

(d)	The Commitment Letter executed by the parties thereto.

(e)	The Undertaking Letter executed by the parties thereto.

3.	Security

(a)	A copy (with at least two originals to follow promptly) of each of the following Transaction Security Documents executed by the parties thereto:

(i)	Debenture over all the assets of Parent (including bank accounts);

(ii)	Share Charge over 100% of the Equity Interests in Parent; and

(iii)	Debenture over all the assets of the Borrower(including bank accounts) (other than any shares held by the Borrower after the Closing Date in any company which is not a Material Subsidiary).

(b)	A copy of all notices required to be sent, and acknowledgments thereto required to be delivered, under the Transaction Security Documents referred to in paragraph (a) above executed by the applicable parties as required by the relevant Transaction Security Documents (where such notices and acknowledgments are required to be delivered on the date of execution of such Transaction Security Document or otherwise before the date of the initial Utilisation Request).

(c)	A copy of all share certificates, all transfers and share transfer forms or equivalent duly executed by the applicable Original Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under the Transaction Security Documents referred to in paragraph (a)) and other documents of title and deliverables (including directors’ resignation letters and undated resolutions) which are to be provided under the Transaction Security Documents referred to in paragraph (a) before the date of the initial Utilisation Request.

(d)	A certified copy of the register of members of Parent duly annotated pursuant to the terms of the Transaction Security Document referred to in paragraph (a)(ii).

4.	Merger

(a)	A copy of each of (i) the Merger Documents (other than the Merger Plan) executed by the parties to it, (ii) the paying agent agreement executed by the parties to it (the terms of which being consistent with the Merger Documents in all material respects) and (iii) the form of the constitutional documents of the Target following the Closing Date.

(b)	A certificate of the Borrower (signed by a director) detailing the estimated Merger Costs (which may be satisfied by attaching the Funds Flow Statement detailing such estimated Merger Costs).

(c)	A certificate of the Borrower (signed by a director) certifying that:

(i)	the conditions under the Merger Documents have been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties or where such waiver is granted with the consent of the Facility Agent) (other than payment of the Merger Consideration and such other conditions which are by their nature only capable of being satisfied on the Closing Date and are contemplated under the Acquisition Agreement as being due to be satisfied on the Closing Date); and

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(ii)	no condition to completion of the Acquisition has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Finance Parties (except with the consent of the Facility Agent).

(d)	A copy of the form of the Merger Plan to be signed by a director of the Borrower and the Target and to be filed with the Registrar of Companies of the Cayman Islands on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies of the Cayman Islands).

(e)	A copy of each of the other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to those documents as recommended by the Registrar of Companies of the Cayman Islands).

(f)	Evidence that:

(i)	the Acquisition has been approved by: (A) all shareholder(s) of the Borrower and (B) the board of directors of each of the Borrower and the Target.

(ii)	the condition set out in section 7.01(a) of the Acquisition Agreement has been satisfied; and

(iii)	all creditors holding a fixed or floating security interest in each of the Target and the Borrower (if any) have consented to the Merger Plan (which consent the Lenders agree to give) or a certificate of the Target and the Borrower confirming that no such security interests exist.

5.	Confirmation documents

(a)	A certificate of Parent (signed by a director) certifying that:

(i)	the Sponsors and persons acting in concert with the Sponsors in the aggregate, directly or indirectly, wholly-own (other than nominal holdings and directors’ qualifying shares) each class of the issued share capital of Holdco;

(ii)	Holdco directly wholly-owns each class of the issued share capital of Parent; and

(iii)	Parent directly wholly-owns each class of the issued share capital of the Borrower.

(b)	A certificate of the Borrower (signed by a director) certifying (and including reasonable particulars demonstrating) that (x) the proceeds of the utilization proposed to be drawn on the Utilisation Date and (y) the amount of Available Cash (as defined in the Acquisition Agreement) which is to be applied towards payment of the Merger Consideration in accordance with the terms of the Acquisition Agreement will be sufficient to pay in full the aggregate of: (A) the Merger Consideration, (B) all fees, costs and expenses in relation to the Facility and all other related Merger Costs (whether or not paid on the Closing Date); and (C) the Required DSRA Balance amount required to be funded into the Target Offshore Account on the Closing Date.

6.	Accounts

(a)	Evidence that the Target Offshore Account has been established with the Facility Agent and designated as such.

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(b)	Evidence that the then applicable Required DSRA Balance has been or will on the Closing Date, be funded in the Target Offshore Account.

(c)	Evidence that an amount of Available Cash (as defined in the Acquisition Agreement) sufficient (together with the amount of the Facility to be drawn on the Utilisation Date) to pay in full the amounts referred to in paragraph 5(b) above has been paid into the Target Offshore Account (or any other account opened by the Borrower or the Target with the Facility Agent as the parties may agree) pending onward remittance to the paying agent’s account on the Closing Date.

7.	Legal Opinions

The following legal opinions, each addressed to the Lender:

(a)	a legal opinion of White & Case LLP, legal advisers to the Facility Agent and the Lenders as to English law substantially in the form distributed to the Lender prior to signing the Facility Agreement;

(b)	a legal opinion of Mourant Ozannes, legal advisers to the Facility Agent and the Lenders as to the laws of the Cayman Islands substantially in the form distributed to the Lender prior to signing the Facility Agreement;

(c)	a legal opinion of Conyers Dill & Pearman, legal advisers to the Borrower (or such other Cayman counsel acceptable to the Lender) as to the laws of the Cayman Islands, substantially in the form distributed to the Lender prior to signing the Facility Agreement confirming the effectiveness of the Merger in accordance with the Merger Plan once filed; and

(d)	legal opinion(s) of legal advisers to the Facility Agent and the Lenders as to the laws of the jurisdiction of any governing law of any Finance Document (if not English law) and the laws of the jurisdiction of incorporation of any Original Obligor (if not the Cayman Islands),

it being agreed that the Facility Agent and the Lenders undertake to instruct the relevant legal advisers referred to above to issue the respective legal opinions referred to above in this paragraph 7 (other than the legal opinion referred to in paragraph (c)).

8.	Other documents and evidence

(a)	Evidence that the process agent referred to in the Facility Agreement and/or required to be appointed under the Transaction Security Documents referred to in paragraph 3 (Security) of this Part 5 (Conditions Precedent) and/or required to be appointed under any Finance Document required to be delivered under this Part 5 (Conditions Precedent) has confirmed that it has accepted its appointment.

(b)	The Group Structure Chart (which assumes that the Closing Date has occurred).

(c)	The Base Case Model in agreed form (which has been received by the Mandated Lead Arrangers).

(d)	The funds flow statement in a form agreed by the Borrower and the Facility Agent detailing the proposed movement of funds on or before the Closing Date (the “Funds Flow Statement”).

(e)	The Original Financial Statements (which have been received by the Mandated Lead Arrangers).

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(f)	Reliance letters with respect to the due diligence reports from Fangda & Partners (legal advisor to the Borrower) and Ernst & Young (financial advisor to the Borrower).

(g)	Evidence that all the fees, costs and expenses due to be paid by the Borrower on or before the Utilisation Date pursuant to the provisions of the Facility Agreement have been paid or will be paid by the Utilisation Date.

(h)	Such other conditions precedent as the Facility Agent and the Borrower may agree.

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Appendix B

The Commitments

Mandated Lead Arranger	Tranche A Commitment	Tranche B Commitment
	Amount	Amount

BANK OF CHINA LIMITED MACAU BRANCH	US$325,000,000 (50% of total Tranche A Commitments)	US$700,000,000 (50% of total Tranche B Commitments)

PING AN BANK CO., LTD.	US$325,000,000 (50% of total Tranche A Commitments)	US$700,000,000 (50% of total Tranche B Commitments)

B-1